$20,000,000 MULTI-DRAW TERM LOAN FACILITY

CREDIT AGREEMENT

Dated as of September 30, 2013

by and among

HARRIS & HARRIS GROUP, INC.,
as Borrower,

ORIX CORPORATE CAPITAL INC.,
as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders

TABLE OF CONTENTS

ARTICLE I THE CREDITS		1
1.1.	Amounts and Terms of Commitments	1
1.2.	Notes	1
1.3.	Interest	3
1.4.	Loan Accounts	3
1.5.	Procedure for Borrowing	3
1.6.	Optional Prepayments of Loans and Commitment Reductions	4
1.7.	Mandatory Prepayments of Loans and Commitment Reductions	5
1.8.	Fees/Prepayment Premium	6
1.9.	Payments by Borrower	6
1.10.	Payments by the Lenders to Agent; Settlement	8
ARTICLE II CONDITIONS PRECEDENT		9
2.1.	Conditions of Initial Loans	9
2.2.	Conditions to All Borrowings	11
ARTICLE III REPRESENTATIONS AND WARRANTIES		12
3.1.	Corporate Existence and Power	13
3.2.	Corporate Authorization; No Contravention	13
3.3.	Governmental Authorization	14
3.4.	Binding Effect	14
3.5.	Litigation	14
3.6.	No Default	14
3.7.	ERISA Compliance	15
3.8.	Use of Proceeds; Margin Regulations	15
3.9.	Title to Properties	15
3.10.	Taxes	16
3.11.	Financial Condition	16
3.12.	Environmental Matters	16
3.13.	Intentionally Omitted	17
3.14.	Regulated Entities; Investment Company Act	17
3.15.	Solvency	17
3.16.	Labor Relations	18
3.17.	Copyrights, Patents, Trademarks and Licenses, etc.	18
3.18.	Subsidiaries; Portfolio Companies	18
3.19.	Brokers’ Fees; Transaction Fees	19
3.20.	Insurance	19
3.21.	Material Agreements	19
3.22.	Full Disclosure	19
3.23.	Foreign Assets Control Regulations and Anti-Money Laundering	20
3.24.	Eligible Assets	20
ARTICLE IV AFFIRMATIVE COVENANTS		20
4.1.	Financial Statements	20
4.2.	Certificates; Other Information	21

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4.3.	Notices	23
4.4.	Preservation of Corporate Existence, Etc.	24
4.5.	Maintenance of Property	25
4.6.	Insurance	25
4.7.	Payment of Obligations	25
4.8.	Compliance with Laws	26
4.9.	Inspection of Property and Books and Records	26
4.10.	Use of Proceeds	26
4.11.	Solvency	27
4.12.	Further Assurances	27
4.13.	Wholly Owned Subsidiaries	28
4.14.	BDC Status	28
4.15.	Depositary and Other Deposit Accounts	28
ARTICLE V NEGATIVE COVENANTS		28
5.1.	Limitation on Liens	28
5.2.	Disposition of Assets	30
5.3.	Consolidations and Mergers	31
5.4.	Loans and Investments	31
5.5.	Limitation on Indebtedness	32
5.6.	Transactions with Affiliates	33
5.7.	Use of Proceeds	33
5.8.	Contingent Obligations	33
5.9.	Compliance with ERISA	34
5.10.	Restricted Payments	34
5.11.	Change in Business	35
5.12.	Change in Structure	35
5.13.	Accounting Changes	35
5.14.	No Negative Pledges	35
5.15.	OFAC	36
5.16.	No Investments in Portfolio Companies of ORIX; No Employment Solicitation	36
5.17.	Investment and Valuation Policy	36
ARTICLE VI FINANCIAL COVENANTS		36
6.1.	Unrestricted Cash	37
6.2.	Net Asset Value Coverage Ratio	37
ARTICLE VII EVENTS OF DEFAULT		37
7.1.	Event of Default	37
7.2.	Remedies	40
7.3.	Rights Not Exclusive	41
ARTICLE VIII AGENCY		41
8.1.	Appointment and Authority	41
8.2.	Rights as a Lender	41
8.3.	Exculpatory Provisions	42
8.4.	Reliance by Agent	42

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8.5.	Delegation of Duties	43
8.6.	Resignation of Agent	43
8.7.	Non-Reliance on Agent and Other Lenders	44
8.8.	Intentionally omitted	44
8.9.	Agent May File Proofs of Claim	44
8.10.	Collateral and Guarantee Matters	45
8.11.	Actions by Individual Lenders	45
ARTICLE IX MISCELLANEOUS		46
9.1.	Amendments and Waivers	46
9.2.	Notices; Electronic Communication	47
9.3.	No Waiver; Cumulative Remedies	48
9.4.	Expenses; Indemnity; Damage Waiver	48
9.5.	Marshaling; Payments Set Aside	50
9.6.	Successors and Assigns; Participations and Assignments	50
9.7.	Confidentiality	55
9.8.	Adjustments; Set-Off	55
9.9.	Notification of Addresses, Lending Offices, Etc.	56
9.10.	Counterparts; Integration; Effectiveness; Electronic Execution	57
9.11.	Severability	57
9.12.	Captions	57
9.13.	Independence of Provisions	57
9.14.	Interpretation	57
9.15.	No Third Parties Benefited	58
9.16.	Governing Law; Jurisdiction; Etc.	58
9.17.	WAIVER OF JURY TRIAL	59
9.18.	ENTIRE AGREEMENT; RELEASE	59
9.19.	Press Releases and Related Matters	59
9.20.	USA PATRIOT Act Notice	59
9.21.	No Advisory or Fiduciary Responsibility	60
ARTICLE X TAXES AND YIELD PROTECTION		60
10.1.	Taxes	60
10.2.	Increased Costs	62
10.3.	Certificates of Lenders	63
10.4.	Mitigation Obligations; Replacement of Lenders	63
ARTICLE XI DEFINITIONS		64
11.1.	Defined Terms	64
11.2.	Other Interpretive Provisions	80
11.3.	Accounting Principles	81

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SCHEDULES

Schedule 1.1	Term Loan Commitments
Schedule 2.1(d)	Closing Date Loan Documents
Schedule 2.1(h)	Liability Insurance Policies
Schedule 2.1(i)	Material Agreements
Schedule 3.2	Capitalization
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.17	Intellectual Property
Schedule 3.18(a)	Subsidiaries
Schedule 3.18(b)	Portfolio Companies and Investments
Schedule 3.19	Brokers’ Fees; Transaction Fees
Schedule 3.21	Material Agreements
Schedule 5.1	Liens
Schedule 5.5	Indebtedness
Schedule 5.8	Contingent Obligations
Schedule 11.1	Prior Indebtedness

EXHIBITS

Exhibit 2.1(m)	Solvency Certificate
Exhibit 4.2(b)	Compliance Certificate
Exhibit 4.2(c)	Net Asset Valuation Certificate
Exhibit 5.4	Form of Intercompany Note
Exhibit 11.1(a)	Assignment and Assumption
Exhibit 11.1(b)	Notice of Borrowing
Exhibit 11.1(c)	Form of Term Note

ANNEXES

Annex I	Net Asset Value Definitions
Annex II	Investment Policy of Borrower

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CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, supplemented, modified and/or restated from time to time, this “Agreement”) is entered into as of September 30, 2013, by and among HARRIS & HARRIS GROUP, INC., a New York corporation (the “Borrower”), ORIX Corporate Capital Inc., a Delaware corporation, as administrative agent (“Agent”) for the lenders from time to time party to this Agreement (collectively, the “Lenders” and, individually, a “Lender”) and for itself as a Lender, and the Lenders.

W I T N E S S E T H:

WHEREAS, Borrower has requested, and the Lenders have agreed to make available to Borrower, term loans upon and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
THE CREDITS

1.1.            Amounts and Terms of Commitments.

Each Lender severally and not jointly agrees, on the terms and conditions hereinafter set forth, to make term loans to Borrower (each such loan, a “Loan” and, collectively, the “Loans”) from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate principal amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1 (such amount, as the same may be reduced from time to time pursuant to Section 1.7(c) hereof or as a result of one or more assignments pursuant to Section 9.6, being referred to herein as such Lender’s “Term Loan Commitment”), it being understood that the sum of all Loans and all remaining Term Loan Commitments of all Lenders hereunder shall not exceed $20,000,000. Amounts borrowed under this Section 1.1 (a) which are repaid may not be reborrowed and (b) shall reduce the Term Loan Commitments.

1.2.            Notes.

At the request of any Lender, the Loans made by each Lender shall be evidenced by a Note payable to such Lender in an amount equal to such Lender’s Term Loan Commitment.

1.3.            Interest.

(a)                Subject to Sections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to, at the election of Borrower, either: (i) 10% per annum payable in cash or (ii) 13.5% per annum payable in any combination elected by Borrower of (x) cash and (y) in-kind (“PIK Interest”).

(b)               Each determination of interest by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of demonstrable error. Computations of interest payable on Loans under this Agreement and fees referred to in Section 1.8 and the Fee Letter shall be made on the basis of a 360-day year and actual days elapsed (but in no event more than 360 days). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to but excluding the last day thereof.

(c)                Accrued interest (other than PIK Interest) on each Loan shall be paid in cash in arrears on each Interest Payment Date for such Loan; provided in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment (including any accrued and unpaid PIK Interest). Accrued PIK Interest on each Loan shall be added to the outstanding principal amount of such Loan on each Interest Payment Date for such Loan without any further action on the part of Agent, any Lender or any Loan Party, and such increased principal amount of the applicable Loan shall thereafter be deemed principal of such Loan and bear interest from such date.

(d)               At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 7.1(f) or 7.1(g) exists), Borrower shall pay interest on the Obligations from the date of occurrence of and during the continuance of such Event of Default, at a rate equal to 18% per annum payable in cash. All such interest shall be payable on demand of Agent or the Required Lenders.

(e)                No agreements, conditions, provisions or stipulations contained in this Agreement or any other instrument, document or agreement between Borrower and Agent or any Lender or default of Borrower, or the exercise by Agent or any Lender of the right to accelerate the payment of the maturity of principal and interest, or to exercise any option whatsoever contained in this Agreement or any other Loan Document, or the arising of any contingency whatsoever, shall entitle any Lender to contract for, charge, or receive, in any event, consideration for the use, forbearance or detention of money at a rate exceeding the maximum rate of interest permitted by applicable state or federal law in effect from time to time (hereinafter “Maximum Legal Rate”). In no event shall Borrower be obligated to pay interest at any rate exceeding such Maximum Legal Rate and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay a rate of interest exceeding the Maximum Legal Rate, shall be without binding force or effect, at law or in equity, to the extent only of the excess of interest determined at a rate over such Maximum Legal Rate. In the event any interest is contracted for, charged or received at any rate in excess of the Maximum Legal Rate (“Excess”), Borrower acknowledges and stipulates that any such contract, charge, or receipt shall be the result of an accident and bona fide error, and that any Excess received by any Lender shall be applied, first, to reduce the Obligations (other than principal); second, to reduce the principal then unpaid hereunder; and third, returned to Borrower, it being the intention of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Agent or any Lender, based in whole or in part upon the contracting for, charging or receiving of any interest in excess of the maximum authorized or the receiving of any interest in excess of the maximum authorized by applicable law. To the extent applicable and permitted by applicable law, for the purpose of determining whether or not any Excess has been contracted for, charged or received by Agent or any Lender, all interest at any time contracted for, charged or received by Agent and any Lender in connection with this Agreement shall be amortized, prorated, allocated and spread in equal parts during the full stated term of this Agreement and otherwise as provided in Tex. Fin Code section 306.004 (or the successor(s) thereof). If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any related agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity.

(f)                Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding by or against Borrower or any Subsidiary of Borrower.

1.4.            Loan Accounts.

The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon, and the principal balance thereof from time to time outstanding. The Agent shall deliver to Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent demonstrable error, be conclusive evidence of the amount of the Loans made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans.

1.5.            Procedure for Borrowing.

(a)                Each Borrowing shall be made upon Borrower’s irrevocable written notice delivered to Agent in the form of a Notice of Borrowing, which notice must be received by Agent prior to 5:00 p.m. (Dallas, Texas time) on the date which is five (5) Business Days prior to the requested Borrowing date of each Borrowing; provided that, if the date of such Borrowing is the Closing Date, such Notice of Borrowing must be received by Agent prior to 1:00 p.m. (Dallas, Texas time) on the Closing Date, and provided, further, that with respect to Borrowings after the Closing Date, Borrower may give notice of the requested Borrowing to Agent by telephone call, with such notice confirmed not later than the following Business Day by hand delivery, facsimile or electronic mail to Agent of a signed Notice of Borrowing. Such Notice of Borrowing shall specify:

(i)                 the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $1,000,000 and multiples of $1,000,000 in excess thereof);

(ii)               a written description in form and substance acceptable to Agent in its Permitted Discretion detailing proposed use of the proceeds of the Borrowing, such use to be in compliance with this Agreement, including, but not limited to Section 2.2(g), Section 4.10 and Section 5.4(d); and

(iii)             the requested Borrowing date, which shall be a Business Day.

(b)               Upon receipt of the Notice of Borrowing, Agent will promptly notify each Lender with a Commitment affected thereby of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c)                Upon satisfaction or waiver of the conditions precedent to Borrowings specified in Sections 2.1 and 2.2 (as applicable), the Agent shall make the proceeds of such Loans available to Borrower on the requested date of such Borrowing by causing an amount of same day funds in dollars equal to, the proceeds of each requested Borrowing will be made available to Borrower by Agent by wire transfer (or ACH transfer) of such amount to Borrower pursuant to the wire transfer instructions specified on the signature page hereto, unless Agent is otherwise directed in writing by Borrower.

1.6.            Optional Prepayments of Loans and Commitment Reductions.

(a)                Borrower may at any time upon at least two (2) Business Days’ prior written notice to Agent, prepay the Loans, in whole or in part in an amount greater than or equal to $100,000, without penalty or premium except as provided in Section 1.8(d). Optional partial prepayments of Loans shall be applied in the manner set forth in Section 1.7(c). Optional partial prepayments of Loans in amounts less than $100,000 shall not be permitted (other than in connection with a prepayment in full of all outstanding Loans).

(b)               Extent as permitted pursuant to this clause (b), the notice of any prepayment shall not thereafter be revocable by Borrower, and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Together with each prepayment under this Section 1.6, Borrower shall pay any amounts required pursuant to Section 1.8(c) and (d).

(c)                Borrower may at any time upon at least two (2) Business Days’ prior written notice to Agent, terminate, or from time to time reduce, the Aggregate Term Loan Commitment, without penalty except as provided in Section 1.8(d), provided that each reduction of the Term Loan Commitments shall be in an amount that is $500,000 (or, if less, the entire remaining amount of the Aggregate Term Loan Commitment) or a larger multiple of $100,000 in excess thereof.

(d)               Extent as permitted pursuant to this clause (d), the notice of any election to terminate or reduce the Aggregate Term Loan Commitment shall specify such election and the effective date thereof, and such notice shall not thereafter be revocable by Borrower, and Agent will promptly notify each Lender thereof and of such Lender’s ratable share of such termination or reduction; provided that a notice of termination or reduction delivered by Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

(e)                Any termination or reduction of the Aggregate Term Loan Commitment shall be permanent. Each reduction of the Aggregate Term Loan Commitment shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments.

1.7.            Mandatory Prepayments of Loans and Commitment Reductions.

(a)              Portfolio Dispositions. If any Loan Party shall at any time or from time to time make:

(i)               a Portfolio Disposition if a Tier 2 Key Man Event has occurred and is continuing,

(ii)             a Portfolio Disposition if an Event of Default has occurred and is continuing, or

(iii)            any other Portfolio Disposition; provided that no prepayment shall be required pursuant to this clause (iii) if, solely with respect to this clause (iii), Borrower’s Market Value Coverage Ratio was greater than or equal to 3.00 to 1.00 as of the Business Day prior to the date proceeds of such disposition were received;

then

(I)    Borrower shall promptly notify Agent of such proposed Portfolio Disposition (including the amount of the approximate Net Proceeds to be received by the Loan Parties in respect thereof) and

(II)   promptly upon receipt by any Loan Party of the Net Proceeds of such Portfolio Disposition, Borrower shall deliver, or cause to be delivered, such Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with Section 1.7(c) hereof; provided, any prepayment required to be made pursuant to clause (iii) above shall only be required to the extent of Net Proceeds up to the amount necessary such that after giving effect to such prepayment, the Borrower’s Market Value Coverage Ratio is not less than 3.00 to 1.00.

(b)             Change of Control. Borrower shall prepay the entire aggregate outstanding principal balance of the Loans, all accrued and unpaid interest thereon, and all then due and payable fees, expenses and other amounts or obligations outstanding hereunder or under the Loan Documents on the date of a Change of Control.

(c)              Application of Prepayments. Any prepayments pursuant to Section 1.6 or this Section 1.7 shall be applied in payment of the Loans and as a permanent reduction of the Aggregate Term Loan Commitment, in which event the Term Loan Commitment of each Lender shall automatically and permanently be reduced by an amount equal to such Lender’s ratable share of the aggregate of principal repaid, effective as of the earlier of the date that such prepayment is made or the date by which such prepayment is due and payable hereunder.

Together with each prepayment under this Section 1.7, Borrower shall pay any amounts required pursuant to Section 1.8(d).

1.8.            Fees/Prepayment Premium.

(a)             Fees. Borrower shall pay to Agent, for Agent’s own account, the fees in the amounts and at the times set forth in the Fee Letter.

(b)             Draw Fees. Concurrently with the disbursement of any Borrowing hereunder, Borrower shall pay to Agent, for the ratable benefit of the Lenders funding such Borrowing, a fee (the “Draw Fee”) in an aggregate amount equal to the amount of such Borrowing multiplied by one percent (1.0%), such fee to be payable to the Agent out of the proceeds of such Borrowing.

(c)             Unused Commitment Fee. Borrower shall pay to Agent, for the ratable benefit of the Lenders (other than Defaulting Lenders) having Term Loan Commitments, a fee (the “Unused Commitment Fee”) in an amount equal to the product of:

(i)              the Aggregate Term Loan Commitment (minus the Term Loan Commitments of each Defaulting Lender for so long as such Lender is a Defaulting Lender), less

(ii)             the average daily balance of all Loans outstanding during the calendar quarter ending on the payment dates specified below, multiplied by one percent (1.0%) per annum, such fee to be payable quarterly in arrears on the last Business Day of each March, June, September and December. The Unused Commitment Fee provided in this Section 1.8(c) shall accrue at all times from and after mutual execution and delivery of this Agreement until the Termination Date.

(d)             Commitment Reduction Fees. All prepayments of the Loans or reductions of any Aggregate Term Loan Commitments made or required to be made on or prior to the third anniversary of the Closing Date shall be subject, without duplication, to a premium (“Commitment Reduction Fee”) (to be paid to Agent, for the ratable benefit of the Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Loans) equal to the amount of such prepayment multiplied by (i) five percent (5.0%), with respect to prepayments or commitment reductions made after the Closing Date but on or prior to the first anniversary of the Closing Date, (ii) three percent (3.0%), with respect to prepayments or commitment reductions made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (iii) one percent (1.0%) with respect to prepayments or commitment reductions made after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date. For the avoidance of doubt, no such prepayment premium shall be required with respect to prepayments or commitment reductions made after the third anniversary of the Closing Date.

1.9.            Payments by Borrower.

(a)                Borrower hereby unconditionally promises to pay to Agent for the account of each Lender the Loans in accordance with the terms hereof. In addition to the mandatory prepayments made pursuant to Section 1.7, Borrower shall pay the entire aggregate outstanding principal balance of the Loans, all accrued and unpaid interest thereon, and all then due and payable fees, expenses and other amounts or obligations outstanding hereunder or under the Loan Documents, which final payment shall be due and payable immediately on September 30, 2017 (the “Maturity Date”). All payments (including prepayments), to be made by Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, except with respect to taxes, which shall be governed by Section 10.01, shall except as otherwise expressly provided herein, be made to Agent (to be applied to the Obligations in the manner elected by the Agent in its discretion, or during the continuance of a Waterfall Event, in accordance with Section 1.9(c)) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), and shall be made in dollars and in immediately available funds, no later than 12:00 p.m. (noon) (Dallas, Texas time) on the date due. Any payment which is received by Agent later than 12:00 p.m. (noon) (Dallas, Texas time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Borrower hereby authorizes each Lender to make a Loan to pay (i) interest, principal, agent fees, Commitment Reduction Fees, Draw Fees, and Unused Commitment Fees, in each instance, on the date due, or (ii) after five (5) days prior notice to Borrower, other fees, costs or expenses payable by Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b)             If any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)             Notwithstanding anything herein or in any other Loan Document to the contrary, during the continuance of a Waterfall Event, all amounts collected or received by Agent in respect to the Obligations shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by Borrower under the Loan Documents;

second, to payment of costs and expenses, including Attorney Costs, of Lenders payable or reimbursable by Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent and Lenders;

fourth, to payment of principal of the Obligations required hereunder;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to Borrower, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category;

and (ii) each of the Lenders shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.10.        Payments by the Lenders to Agent; Settlement.

(a)             As set forth in Section 1.5(b), upon receipt of a Notice of Borrowing, Agent will promptly notify each Lender of such Lender’s Commitment Percentage of the Borrowing requested thereby. Each Lender with a Term Loan Commitment will fund its Commitment Percentage of Borrowings of Loans to Agent at Agent’s account specified on its signature page hereto, or to such other account as Agent may designate in writing, no later than 1:00 p.m. (Dallas, Texas time) on the scheduled Borrowing date.

(b)            Unless Agent shall have received notice from a Lender on the Closing Date or, with respect to each Borrowing after the Closing Date, by 12:00 p.m. Noon (Dallas, Texas time) on the date of any proposed Borrowing, that such Lender will not make available to Agent as and when required hereunder for the account of Borrower the amount of such Lender’s Commitment Percentage of the proposed Borrowing, Agent may assume that each Lender has made such amount available to Agent in immediately available funds on the applicable Borrowing date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the next Business Day following the date of such Borrowing make such amount available to Agent, together with interest at the Federal Funds Rate for and determined as of each day during such period. A notice of Agent submitted to any Lender with respect to amounts owing under this Section 1.10(b) shall be conclusive, absent demonstrable error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the next Business Day following the date of such Borrowing, Agent shall notify Borrower of such failure to fund and, such Lender and, upon demand by Agent, Borrower severally agree to pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(c)             The failure of any Lender to make any Loan on any date of Borrowing shall not relieve any other Lender of any obligation hereunder to make a Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(d)            Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on such Lender’s respective signature page to this Agreement or the applicable Assignment and Assumption) such Lender’s Commitment Percentage of principal, interest and Unused Commitment Fees, in each instance, received by Agent, promptly after Agent’s receipt thereof.

(e)             Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full as and when required hereunder, Agent may assume that Borrower has made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, Agent shall be entitled to recover such amount from such Lender, and such Lender shall repay to Agent on demand such amount, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Agent, at the Federal Funds Rate, without setoff, recoupment, counterclaim or deduction of any kind. If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any solvency, fraudulent conveyance or similar law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion of such payment to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest thereon at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, recoupment, counterclaim or deduction of any kind.

ARTICLE II
CONDITIONS PRECEDENT

2.1.            Conditions of Initial Loans.

The obligation of each Lender to make its initial Loan hereunder is subject to the condition that Agent shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to Agent:

(a)             Credit Agreement and Notes. This Agreement duly executed by Borrower, Agent and each of the Lenders, and the Notes, if requested by any Lender, executed by Borrower;

(b)             Secretary’s Certificates; Resolutions; Incumbency. A duly executed certificate of the Secretary or Assistant Secretary of each Loan Party which is a party to any Loan Document, certifying:

(i)              the names and true signatures of the officers of such Loan Party authorized to execute and deliver this Agreement, and all other Loan Documents to be delivered hereunder; and

(ii)             copies of the resolutions of the board of directors or other governing body of such Loan Party approving and authorizing the execution, delivery and performance, as applicable, by such Loan Party of this Agreement and the other Loan Documents to be executed or delivered by it hereunder;

(c)             Organization Documents and Good Standing. Each of the following documents:

(i)              the Organization Documents of each Loan Party which is a party to any Loan Document, as such Organization Documents are in effect on the Closing Date, certified, if and as applicable, by the Secretary of State (or similar, applicable Governmental Authority) of the state of incorporation or formation of such Loan Party as of a recent date, and all certified by the Secretary or Assistant Secretary of such Loan Party as of the Closing Date; and

(ii)             a good standing certificate for each Loan Party which is a party to any Loan Document dated not more than ten (10) days prior to the Closing Date from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or formation, as applicable, and, to the extent requested by Agent or its counsel, each state where such Loan Party is qualified to do business as a foreign entity as of a recent date;

(d)             Collateral Documents; Other Loan Documents. The Collateral Documents and other Loan Documents listed in Schedule 2.1(d), executed by each applicable Loan Party and/or any other required Person (other than Agent), as applicable, in appropriate form for recording, where necessary, together with:

(i)              copies of all uniform commercial code financing statements required to perfect the security interests of Agent, for the benefit of Agent and the Lenders, granted pursuant to the Collateral Documents, in proper form for filing;

(ii)            uniform commercial code financing statement, federal and state tax lien, pending litigation and judgment searches as Agent shall have reasonably requested of the Loan Parties and such other Persons as Agent may request, and such termination statements, releases or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens and Liens to be terminated on the Closing Date); and

(iii)            copies of all certificates and instruments representing the Collateral;

(e)             Legal Opinions. A customary legal opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Loan Parties, and (ii) Sandra Matrick Forman, as General Counsel for the Borrower, each addressed to Agent and the Lenders, and each in form and substance reasonably satisfactory to Agent;

(f)              Payment of Fees. Borrower shall have paid all accrued and unpaid fees (including, without limitation, the fees described in Section 1.8 hereof), costs (including Attorney Costs of Agent) and expenses, in each case to the extent then due and payable on the Closing Date;

(g)             Financial Statements. Copies of all of the financial statements referred to in Section 3.11(a), certified on behalf of Borrower by a Responsible Officer thereof;

(h)            Insurance Policies. Standard lenders’ or mortgagees’ (as applicable) loss payable endorsements in favor of Agent with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Loan Parties in accordance with Section 4.6 and endorsements to all liability insurance policies naming Agent as an additional insured thereunder in each case listed in Schedule 2.1(h);

(i)               Material Agreements. Agent shall have received copies of the agreements listed on Schedule 2.1(i) hereof, certified to be true, complete and correct by a Responsible Officer of Borrower;

(j)               Investment Policy and Valuation Policy. Agent shall have received copies of the Borrower’s Investment Policy and the Valuation Policy, each certified to be true, complete and correct by a Responsible Officer of Borrower;

(k)             Prior Indebtedness. A payoff letter from each lender of any Prior Indebtedness in form and substance reasonably satisfactory to Agent, together with such uniform commercial code termination statements, releases of mortgage Liens and other instruments, documents and/or agreements necessary or appropriate to terminate any Liens in favor of such lenders securing Prior Indebtedness which is to be paid off substantially concurrently with the initial funding of the Loans on the Closing Date as Agent may reasonably request, duly executed and in form and substance reasonably satisfactory to Agent;

(l)               No Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, business, operations or Properties of the Loan Parties, taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Borrower’s Investments in or to any Portfolio Companies), since December 31, 2012;

(m)            Solvency Certificate. A Solvency Certificate, in the form of Exhibit 2.1(m), executed by a Responsible Officer of Borrower on behalf of Borrower; and

(n)             Subsidiaries. Each Loan Party shall have pledged, to the extent permitted by law and required by Section 4.12(b), all of the Equity Interests of each of its Subsidiaries to Agent, for the benefit of Lenders. In addition, each Loan Party (other than Borrower) shall have unconditionally guaranteed the payment and performance of the Obligations and, except to the extent provided for in Sections 4.12 and 4.15 each Loan Party shall have granted to Agent, for the benefit of Lenders, a perfected, first priority (subject to Permitted Liens) security interest in the Collateral to secure the Obligations.

2.2.            Conditions to All Borrowings.

The obligation of each Lender to make any Loan is subject to the satisfaction (or waiver) of the following conditions precedent on the relevant Borrowing date:

(a)              Notice of Borrowing. The Agent shall have received a Notice of Borrowing in accordance with Section 1.5;

(b)             Continuation of Representations and Warranties. The representations and warranties made by Borrower contained in this Agreement and the other Loan Documents shall be true and correct on and as of such Borrowing date, with the same effect as if made on and as of such Borrowing date, except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(c)              No Existing Default. No Default or Event of Default shall have occurred and be continuing on such date or shall result from such Borrowing (or the application of the proceeds therefrom);

(d)             Net Asset Value Coverage Ratio. Agent shall have received a fully and properly completed Net Asset Valuation Certificate in the form of Exhibit 4.2(c), certified on behalf of Borrower by a Responsible Officer evidencing that after giving effect to such Borrowing, Borrower’s Net Asset Value Coverage Ratio shall not be less than 4.00 to 1.00;

(e)              Market Value Coverage Ratio. After giving effect to such Borrowing, Borrower’s Market Value Coverage Ratio as of the Business Day prior to the date of the Notice of Borrowing shall not be less than 3.00 to 1.00;

(f)              Use of Proceeds. Agent shall have received a certificate executed by a Responsible Officer of the Borrower certifying that the proceeds set forth in the Notice of Borrowing shall be used in accordance with Section 4.10 and Section 5.7;

(g)              Net Asset Value Coverage Ratio Waiting Period. No Borrowings shall be made during the five-Business Day period described in Section 6.2;

(h)              No Existing Key Man Event. No Tier 1 Key Man Event or Tier 2 Key Man Event shall have occurred and be continuing on such date;

(i)               Regulation U Compliance. Simultaneously with the delivery of the Notice of Borrowing, Agent shall have received a listing of the issuer, date of purchase, and number of shares of all Margin Stock owned by each Loan Party as of the date of the Notice of Borrowing and an executed copy of Form FR G-3 referred to in Regulation U and/or any applicable successor or substitute forms, information, or deliverables required pursuant to any Change in Law; and

(j)               Margin Stock Threshold. The aggregate value of Margin Stock held by the Loan Parties shall not exceed 25% of the value of the total assets of the Loan Parties either immediately prior to such Borrowing or immediately following the use of proceeds of the requested Borrowing as contemplated in the certificate delivered pursuant to clause (f) above.

Each Notice of Borrowing submitted by Borrower hereunder shall constitute a representation and warranty by Borrower hereunder, as of the date of each such notice or application and as of the date of each Borrowing that the conditions in Section 2.2 are satisfied.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and each Lender that the following are true, correct, and complete:

3.1.            Corporate Existence and Power.

Each Loan Party:

(a)              is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable;

(b)             has the power and authority and all necessary governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business in all material respects and (ii) execute, deliver, and perform its obligations under, the Loan Documents to which it is a party;

(c)              is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)             is in compliance with all Requirements of Law;

except, in each case referred to in clauses (c) or (d), to the extent that the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2.            Corporate Authorization; No Contravention.

(a)              The execution, delivery and performance by Borrower of this Agreement and by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not:

(i)               contravene the terms of any of that Person’s Organization Documents;

(ii)              conflict with or result in any material breach or contravention of, or result in the creation of any Lien (other than Permitted Liens) under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject which could reasonably be expected to have a Material Adverse Effect; or

(iii)             violate any material Requirement of Law in any material respect.

(b)             Schedule 3.2 sets forth the authorized Equity Interests of each Loan Party as of the Closing Date. All issued and outstanding Equity Interests of each Loan Party and each of its Wholly Owned Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and all Equity Interests owned by each Loan Party are free and clear of all Liens other than Permitted Liens, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. All of the outstanding Equity Interests of Borrower’s Subsidiaries are directly or indirectly owned by Borrower. Except as set forth on Schedule 3.2, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any shares of capital stock or other Equity Interests of any Loan Party or any of its Subsidiaries.

3.3.            Governmental Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement, any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents or exercise of remedies with respect thereto, (b) those obtained or made on or prior to the Closing Date, and (c) those the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4.            Binding Effect.

This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5.            Litigation.

There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Loan Party, or any of its Properties which:

(a)             purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)             except as specifically disclosed in Schedule 3.5, could reasonably be expected to result in equitable relief or monetary judgments, individually or in the aggregate, which could reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided which could reasonably be expected to have a Material Adverse Effect.

3.6.            No Default.

(a)             No Default or Event of Default has occurred and is continuing.

(b)             No Loan Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

3.7.            ERISA Compliance.

(a)             Schedule 3.7 lists all Qualified Plans and Multiemployer Plans. Each Loan Party and each ERISA Affiliate thereof is in compliance in all material respects with all requirements of each Plan, and each Plan complies in all material respects, and is operated in compliance in all material respects, with all applicable Requirements of Law. No Loan Party is aware, after due inquiry, of any item of non-compliance which could potentially result in the loss of Plan qualification or tax-exempt status, or give rise to a material excise tax or other penalty imposed by a Governmental Authority. No material proceeding, claim, lawsuit, and/or investigation is pending concerning any Plan. All required contributions have been and will be made in accordance with the provisions of each Qualified Plan and Multiemployer Plan, and with respect to any Loan Party or any ERISA Affiliate of a Loan Party, there are no and there have been no material Unfunded Pension Liabilities or Withdrawal Liabilities.

(b)             No ERISA Event has occurred or is expected to occur with respect to any Qualified Plan, Multiemployer Plan, or Plan that results in, or would reasonably be expected to result in, a Material Adverse Effect.

(c)             All members of the Controlled Group currently comply and have complied in each case in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

3.8.            Use of Proceeds; Margin Regulations.

(a)             The proceeds of the Loans are intended to be and shall be used (i) solely for the purposes set forth in and permitted by Section 4.10 and (ii) in compliance with Section 5.7.

(b)             Proceeds of the Loans will not directly or indirectly, violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower’s use of the proceeds of the Loans will not result in the Loans being a “purpose credit” as defined in 12 C.F.R. Section 221.2.

3.9.            Title to Properties.

Each Loan Party has good and marketable title in fee simple to, or valid leasehold interests in, all material real Property, and good and valid title to, or valid leasehold interests in, all material personal Property (other than Investments), in each instance, necessary or required to be used by a Loan Party in the Ordinary Course of Business, except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such properties and assets for their intended purposes and where the failure to have such title could not reasonably be expected to have a Material Adverse Effect. The Property (other than Investments) of each Loan Party is subject to no Liens, other than Permitted Liens.

3.10.          Taxes.

Each Loan Party has filed all Federal and other material tax returns and reports required to be filed, and has paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP and no notice of a Lien has been filed or recorded. No Loan Party has received written notice of any proposed tax assessment against any Loan Party which would, if the assessment were made, either individually or in the aggregate, have a Material Adverse Effect.

3.11.          Financial Condition.

(a)    Each of (i) the audited consolidated balance sheet of Borrower and its Subsidiaries dated December 31, 2012, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim balance sheet of Borrower and its Subsidiaries dated June 30, 2013 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the six (6) months then ended:

(i)              were prepared in accordance in all material respects with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(ii)             present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)             Since December 31, 2012, there has been no Material Adverse Effect.

3.12.          Environmental Matters.

(a)             The on-going operations of the Loan Parties comply in all respects with all Environmental Laws, except those for which non-compliance would not (if enforced in accordance with applicable law) reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(b)             Each Loan Party has obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for its Ordinary Course of Business, all such Environmental Permits are in good standing and in full force and effect, and each Loan Party is in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain, to maintain in good standing and in full force and effect, or to be in compliance with such Environmental Permits would not reasonably be expected to result in material liability to such Loan Party and could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(c)              Neither any Loan Party nor any of its present Property or operations is subject to any outstanding written order from or agreement with any Governmental Authority, nor are they subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material, in each case that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(d)             There are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. In addition, no Loan Party has any underground storage tanks (i) that are not properly registered or permitted under applicable Environmental Laws, or (ii) that are leaking or disposing of Hazardous Materials that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

3.13.          Intentionally Omitted.

3.14.          Regulated Entities; Investment Company Act.

(a)            Status as Business Development Company. Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.

(b)             Compliance with Investment Company Act. The business and other activities of each Loan Party and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by Loan Parties and the consummation of the transactions contemplated by the Loan Documents do not result in a material violation or breach of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC, in each case, that are applicable to the Loan Parties and their Subsidiaries.

(c)             Investment Policy. Borrower is in compliance with its Investment Policy delivered to the Agent and the Lenders prior to the Closing Date, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(d)             Other Regulations. No Loan Party or any of their Subsidiaries are subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statue or regulation that would prevent such Loan Party from incurring Indebtedness as contemplated by this Agreement.

3.15.          Solvency.

On the Closing Date, after giving effect to the transactions contemplated by this Agreement and the initial funding of the Loans on such date, Borrower and each other Loan Party, individually, is and the Loan Parties, on a consolidated basis, are, Solvent.

3.16.          Labor Relations.

There are no strikes, lockouts or other labor disputes against any Loan Party or, to Borrower’s knowledge, threatened against any Loan Party, in any case which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and no significant unfair labor practice complaint is pending against any Loan Party or, to the knowledge of Borrower, threatened against any Loan Party before any Governmental Authority in any case which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.17.          Copyrights, Patents, Trademarks and Licenses, etc.

Schedule 3.17 identifies all material United States and foreign patents, trademarks, service marks, trade names, domain names, websites, programming codes and copyrights, whether registered or unregistered, and all material registrations and applications for registration thereof and all licenses thereof, owned or held by any Loan Party on the Closing Date, and identifies the jurisdictions in which such registrations and applications have been filed. Except as otherwise disclosed in Schedule 3.17, as of the Closing Date, the Loan Parties are the sole beneficial owners of, or have the right to use, free from any restrictions, claims, rights, encumbrances or burdens, the intellectual property identified on Schedule 3.17 and all other processes, designs, formulas, computer programs, computer software packages, trade secrets, inventions, product manufacturing instructions, technology, research and development, know-how and intellectual property that are necessary for the operation of the Loan Parties’ businesses as being operated on the Closing Date. Each patent, trademark, service mark, trade name, copyright and license listed on Schedule 3.17 is in full force and effect except to the extent the failure to be in effect will not and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of Borrower, as of the Closing Date, (a) except as set forth in Schedule 3.17, none of the present or contemplated products or operations of any Loan Party infringes any patent, trademark, service mark, trade name, copyright, license of intellectual property or other right owned by any other Person, and (b) there is no pending or, to Borrower’s knowledge, threatened claim or litigation against or affecting any Loan Party contesting the right of any of them to manufacture, process, sell or use any such product or to engage in any such operation except for claims and/or litigation referred to in this clause (b) which will not and could not reasonably be expected to have a Material Adverse Effect. None of the trademark registrations set forth on Schedule 3.17 is an “intent-to-use” registration. No trademark identified on Schedule 3.17 is necessary for the operation of the Loan Parties’ businesses as being operated on the Closing Date and the failure of any such trademark to be in effect after the Closing Date will not and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.18.          Subsidiaries; Portfolio Companies.

(a)              As of the Closing Date, no Loan Party has any Subsidiaries or any direct or indirect equity investment in any other Person other than those specifically disclosed in Schedule 3.18(a).

(b)             Set forth in Schedule 3.18(b) is a complete and correct list of all Investments held by each Loan Party and its Subsidiaries on the Closing Date and, for each such Investment, (i) the identity of the Person holding such Investment and (ii) the nature of such Investment. Except as specifically disclosed in Schedule 3.18(b), each Loan Party and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), all such Investments.

3.19.          Brokers’ Fees; Transaction Fees.

No Loan Party has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby, other than as set forth on Schedule 3.19 hereto. In no event shall Agent or any Lender be liable for any fees or amounts described in this Section.

3.20.          Insurance.

The Loan Parties and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of any such Person, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of similar size engaged in similar businesses and owning similar Properties in localities where such Loan Parties operate. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages, and deductibles, has been provided to Agent.

3.21.          Material Agreements.

(a)             Schedule 3.21 hereto sets forth as of the Closing Date all material agreements and contracts to which any Loan Party is a party or is bound as of the date hereof and not listed in the most recent Form 10-K of the Borrower filed with the SEC. No Loan Party is subject to any charter or other corporate restriction that could reasonably be expected to have a Material Adverse Effect.

(b)             All consents for the execution, delivery and performance by the Loan Parties of the Loan Documents as of the Closing Date required under all material agreements and contracts set forth on Schedule 3.21 or in the most recent Form 10-K of the Borrower filed with the SEC have been obtained by the Loan Parties.

(c)              As of the Closing Date, all agreements and contracts set forth on Schedule 3.21 or in the most recent Form 10-K of the Borrower filed with the SEC (i) have been duly executed and delivered by, and constitute the legal, valid and binding obligation of the Loan Parties, enforceable against such Loan Parties in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law affecting the enforcement of creditors’ right and to general equitable principles, (ii) are in full force and effect and (iii) except as disclosed to Agent in writing, have not been amended or modified in any manner.

3.22.           Full Disclosure.

None of the statements contained in any exhibit, report, statement or certificate (other than projections or budgets) furnished by or on behalf of any Loan Party in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of the Loan Parties to the Lenders prior to the Closing Date) when taken together, as a whole, with the Borrower’s public filings, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time when made or delivered. All projections and budgets delivered to Agent and Lenders are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions. Each Loan Party has disclosed to the Lenders all matters not otherwise disclosed in the Borrower’s public filings and known to it that, as of the Closing Date, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

3.23.           Foreign Assets Control Regulations and Anti-Money Laundering.

(a)             OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b)             Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.24.          Eligible Assets.

Each asset included as an Eligible Asset (as defined in Annex I hereto) under clause (I) or clause (II) of such definition is an Unrestricted Asset (as defined in Annex I hereto).

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Agent and the Required Lenders waive compliance in writing:

4.1.            Financial Statements.

Borrower shall maintain, and shall cause each other Loan Party to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that interim financial statements shall not be required to have footnote disclosure and are subject to normal year-end adjustments). Borrower shall deliver to Agent and each Lender in form and detail reasonably satisfactory to Agent:

(a)             as soon as available, but not later than one hundred and twenty-one (121) days after the end of each fiscal year, a copy of the audited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agent which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; and

(b)             as soon as available, but not later than forty-six (46) days after the end of each fiscal quarter, a copy of the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such quarter, for the portion of the fiscal year then ended and for the immediately preceding twelve months, setting forth, in each case, comparative figures for the related periods in the prior fiscal year.

(c)              Agent and each Lender agree that, to the extent the Borrower’s Form 10-Q and Form 10-K filed with the SEC contain the information required to be delivered pursuant to Section 4.1(a) and Section 4.1(b), Borrower may satisfy Section 4.1(a) and Section 4.1(b) by delivering a copy of such report via e-mail in accordance with Section 9.2 to the Agent and each Lender by the close of the Business Day following when such report is filed with the SEC.

4.2.            Certificates; Other Information.

Borrower shall furnish to Agent and each Lender:

(a)              as part of the annual financial statements referred to in Section 4.1(a) above, copies of the notes to such financial statements, audited by the Borrower’s independent certified public accountant, confirming the Borrower’s compliance with Section 6.1 and the absence of any Default or Event of Default, except as specified in such notes;

(b)            concurrently with the delivery of the financial statements referred to in Section 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of Borrower by a Responsible Officer;

(c)             concurrently with the delivery of the financial statements referred to in Section 4.1(a) and 4.1(b) above, a fully and properly completed Net Asset Valuation Certificate in the form of Exhibit 4.2(c), certified on behalf of Borrower by a Responsible Officer;

(d)             together with each delivery of financial statements pursuant to Section 4.1(a) and 4.1(b) for the first six (6) months after the Closing Date, and within fifteen

(15) days of the delivery of the financial statements referred to in Section 4.1(b) thereafter (with respect to any fiscal quarter which is also the end of a fiscal year), (i) a management report, in reasonable detail, signed by a Responsible Officer of Borrower on behalf of Borrower, describing the operations and financial condition of Borrower and its Subsidiaries for the fiscal quarter and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements) (it being understood that the management report contained in the applicable Form 10-Q or 10-K of the Borrower filed with the SEC shall satisfy this requirement), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to Section 4.2(f) and discussing the reasons for any significant variations (it being understood that the comparative report contained in the applicable Form 10-Q or 10-K of the Borrower filed with the SEC shall satisfy this requirement);

(e)             annually, Borrower shall supplement in writing and deliver to Agent revisions of and supplements to the Schedules hereto related to Article III hereof to the extent necessary to disclose new or changed facts or circumstances after the Closing Date; provided that, delivery or receipt of such subsequent disclosure shall not constitute a waiver by Agent or any Lender or a cure of any Default or Event of Default resulting in connection with the matters disclosed, and Agent shall not be deemed to amend any such Schedule;

(f)              promptly upon receipt thereof, copies of any reports submitted by Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of Borrower made by such accountants, including any material comment letters submitted by such accountants to management of Borrower in connection with their services related to the financial statements of the Borrower;

(g)             at any time if a Default or an Event of Default shall have occurred and be continuing, Agent may, or may require Borrower to, at Borrower’s expense, obtain valuations or appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the real or personal property of Borrower or any of its Subsidiaries;

(h)             promptly upon request by Agent or any Lender, Borrower will furnish to such Person a listing of all Margin Stock owned by each Loan Party and other information in conformity with the requirements of Form FR G-3 and Form FR G-4 referred to in Regulation U and/or any applicable successor or substitute forms, information, or deliverables required pursuant to any Change in Law;

(i)              promptly, such additional business, financial, regulatory, corporate affairs, perfection certificates, and other information as Agent may from time to time reasonably request; and

(j)              monthly, within 5 Business Days after the end of each month, a summary of all Portfolio Dispositions which occurred during the prior month pursuant to Section 5.2(g), for which consideration received is $1,000,000 or greater in the aggregate.

4.3.            Notices.

Borrower shall notify Agent promptly (and in no event later than three (3) Business Days) after a Responsible Officer of any Loan Party becoming aware thereof of each of the following:

(a)              the occurrence or existence of any Default or Event of Default;

(b)              any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Loan Party and any Governmental Authority which could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(c)              the commencement of, or any material development in, any litigation or proceeding (including without limitation any judicial or docketed administrative proceeding) affecting any Loan Party (i) in which the amount of damages claimed would, if required to be paid, reasonably be expected to have a Material Adverse Effect (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d)              any of the following if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Properties pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining the Property of any Loan Party that could reasonably be anticipated to cause such Loan Party’s Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Property under any Environmental Laws;

(e)              any of the following if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Loan Party or any other member of the Controlled Group with respect to such event:

(i)               an ERISA Event;

(ii)              the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any Loan Party or any other member of the Controlled Group;

(iii)             the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

(iv)            the commencement of contributions by any Loan Party or any other member of the Controlled Group to any Multiemployer Plan or any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code;

(f)              any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Loan Parties delivered to Agent and Lenders pursuant to this Agreement;

(g)             any material change in accounting policies or financial reporting practices by any Loan Party;

(h)             any labor controversy resulting in or, to the knowledge of any Loan Party, threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Loan Party if the same could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(i)              the creation, establishment, or acquisition of any Subsidiary or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests not related to the Borrower’s equity incentive plan, warrant option or similar agreement in respect thereof to any Person other than a Loan Party.

Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer on behalf of Borrower setting forth reasonable details of the occurrence referred to therein, and stating what action the applicable Loan Party proposes to take with respect thereto and at what time. Each notice under Section 4.3(a) shall describe with reasonable particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

Agent and each Lender agree that, to the extent the Borrower’s publicly-filed documents contain the information required to be delivered pursuant to this Section 4.3 (other than Section 4.3(a)), upon the Borrower’s filing such document with the SEC, such form shall be deemed delivered to Agent and the Lenders.

4.4.             Preservation of Corporate Existence, Etc.

Borrower shall, and shall cause each other Loan Party to:

(a)              preserve and maintain in full force and effect its organizational existence and good standing under the laws of its state or jurisdiction of incorporation, organization or formation as applicable, except, with respect to any such Subsidiary, in connection with transactions permitted by Section 5.3;

(b)             preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(c)              preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5.            Maintenance of Property.

Borrower shall maintain and preserve, and shall cause each other Loan Party to maintain and preserve, all of its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and shall make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6.            Insurance.

Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability and property and casualty insurance, which amounts shall not be materially reduced by any such Person in the absence of ten (10) days’ prior written notice to Agent. All property and casualty insurance shall name Agent as loss payee/mortgagee, and all liability insurance shall name Agent as additional insured. Upon request of Agent or any Lender, Borrower shall furnish Agent, at reasonable intervals (but not more than once per calendar year), a certificate of a Responsible Officer on behalf of Borrower (and, if requested by Agent, any insurance broker of Borrower) setting forth the nature and extent of all insurance maintained by Borrower and its Subsidiaries in accordance with this Section 4.6. Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect Agent’s and Lenders’ interests in Borrower’s and its Subsidiaries’ properties. This insurance may, but need not, protect Borrower’s and such Subsidiaries’ interests. The coverage that Agent purchases may not pay any claim that Borrower or any such Subsidiary may make or any claim that is made against Borrower or any such Subsidiary in connection with such Property. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower and its Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrower will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Person may be able to obtain on its own.

4.7.            Payment of Obligations.

Borrower shall, and shall cause each other Loan Party to, pay, discharge and perform as the same shall become due and payable or required to be performed:

(a)              all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Loan Party; and

(b)             all obligations under any Contractual Obligation to which any Loan Party is bound, or to which it or any of its Property is subject, except where the failure to perform could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.8.            Compliance with Laws.

Borrower shall comply, and shall cause each other Loan Party to comply, in all material respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it, or its business, except (a)(i) such as may be contested in good faith by appropriate proceedings diligently prosecuted without risk of loss of any Collateral, (ii) as to which a bona fide dispute exists, and (iii) for which appropriate reserves have been established on such Person’s consolidated financial statements, or (b) where the failure to comply could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9.            Inspection of Property and Books and Records.

Borrower shall permit, and shall cause each other Loan Party to permit, representatives and independent contractors of Agent (at the sole expense of Borrower; provided that unless an Event of Default has occurred and is continuing, Borrower shall be responsible for such reasonable and documented out-of-pocket expenses of no more than $10,000 and not more than one (1) time per year), or any Lender (at such Lender’s expense unless an Event of Default shall have occurred and be continuing), to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Loan Party; provided, however, when an Event of Default exists Agent or any Lender may do any of the foregoing at the sole expense of Borrower with no cap on amount of reimbursement for such reasonable and documented out-of-pocket expenses at any time during normal business hours and without advance notice.

4.10.          Use of Proceeds.

Borrower shall use the proceeds of the Loans solely as follows: (a) to fund Investments in or to Portfolio Companies, in each case, that are subject to a first priority, perfected security interest (other than those Permitted Liens that are by law superior to such perfected Liens) in favor of Agent, in each case in compliance in all material respects with the Investment Company Act and Borrower’s Investment Policy, and in compliance with this Agreement, and (b) to pay costs and expenses required to be paid pursuant to Section 2.1 in each case, not in contravention of any Requirement of Law and not in violation of this Agreement.

With respect to (a), proceeds of the Loans may be borrowed during the period from the date the related Investment is acquired by the Borrower to (but excluding) the date that is sixty (60) days (or such longer time agreed to in writing by Agent in its Permitted Discretion) after the date the related Investment is acquired by the Borrower.

4.11.          Solvency.

Borrower and the Loan Parties, on a consolidated basis, shall at all times be Solvent.

4.12.          Further Assurances.

(a)              Promptly upon request by Agent, Borrower shall (and shall cause each other Loan Party to) take such additional actions as Agent may reasonably require from time to time in order:

(i)               to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby,

(ii)              to cause all securities relating to any Investment to any Portfolio Company (other than Excluded Property) to be held by a custodian in accordance with applicable law, so long as the custodian has agreed to grant access to such loan and other documents to the Agent and the Lenders pursuant to an access or similar agreement between Borrower and such custodian in form and substance reasonably satisfactory to the Agent; and

(iii)             to better assure, convey, grant, assign, transfer, preserve, protect and confirm to Agent and Lenders the rights granted or now or hereafter intended to be granted to Agent and the Lenders under any Loan Document or under any other document executed in connection therewith.

Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, each Loan Party shall cause each of its Wholly Owned Subsidiaries to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in all of such Subsidiary’s Property to secure such guaranty; provided that, no such guaranty by a Foreign Subsidiary shall be required in the case of a Foreign Subsidiary that is a “controlled foreign corporation” as described in Section 957 of the Code. Furthermore and as otherwise approved in writing by the Required Lenders, each Loan Party shall pledge the Equity Interests of each of its Subsidiaries to Agent, for the benefit of Agent and Lenders, to secure the Obligations; provided that, pledges of voting Equity Interests issued by a Foreign Subsidiary shall be limited to 66% of such Equity Interests. In connection with each pledge of Equity Interests, Borrower shall deliver, or cause to be delivered, to Agent, the items described in Section 2.1(d)(iii), if applicable. All such documents and instruments described in this clause (b) must be in form and substance reasonably acceptable to Agent and shall be accompanied by such additional opinions, certificates and other items required by Agent.

(b)             In the event any Loan Party acquires any fee interest in real Property having a value in excess of $500,000 simultaneously with such acquisition, Borrower shall, or shall cause the applicable other Loan Party to, notify Agent and, to the extent requested by

Agent, execute and/or deliver, or cause to be executed and/or delivered, to Agent, a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with such other documents and instruments as may be reasonably requested by Agent.

4.13.          Wholly Owned Subsidiaries.

Borrower shall, and shall cause each of the other Loan Parties to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries that has guaranteed the obligations in accordance with Section 4.12 is a Wholly Owned Subsidiary.

4.14.          BDC Status.

Borrower shall maintain its status as a business development company and shall comply, and shall cause each other Loan Party to comply, in all material respects, with all Requirements of Law of any Governmental Authority with respect to Borrower’s status as an internally managed BDC.

4.15.          Depositary and Other Deposit Accounts.

Each Loan Party will cause the financial institutions at which such Loan Party maintains a deposit account to provide Agent with such information with respect to such deposit account as Agent may from time to time reasonably request, and each Loan Party hereby consents to such information being provided to Agent. Each Loan Party will cause each financial institution at which such Loan Party or its Subsidiaries maintains a deposit account (other than Excluded Deposit Accounts) to enter into a control agreement or other similar agreement with Agent and such Loan Party or such Subsidiary, in form and substance reasonably satisfactory to Agent, in order to give Agent “control” (within the meaning set forth in Section 9-104 of the UCC) of such account (each such account, a “Blocked Account”). Each Loan Party shall cause all payments made to it by a Portfolio Company in respect of Investments to be made into a Blocked Account. If an Event of Default has occurred and is continuing, Agent may, in its sole discretion, give notice to the financial institution pursuant to such control or similar agreement and initiate a daily sweep of the funds deposited in such accounts to an account of Agent.

ARTICLE V
NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

5.1.            Limitation on Liens.

No Loan Party shall directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)              any Lien existing on the Property of Borrower or any of its Subsidiaries on the Closing Date and set forth in Schedule 5.1 securing Indebtedness or other obligations outstanding on such date and permitted by Section 5.5(c), including replacement Liens on the Property currently subject to such Liens securing refinancing Indebtedness to the extent permitted by Section 5.5(c);

(b)              any Lien created under any Loan Document;

(c)              Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7, provided that, in respect of this clause (ii), all such Liens secure claims in the aggregate at any time outstanding for the Loan Parties not exceeding $500,000;

(d)             carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)              Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)              Liens consisting of judgment or judicial attachment liens’, provided that such Liens do not give rise to an Event of Default under Section 7.1(i) or Section 7.1(j);

(g)             easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of Borrower and its Subsidiaries;

(h)             Liens on any Property acquired or held by Borrower or any of its Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under Section 5.5(d); provided that, (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured by such Lien does not exceed 100% of the cost of such Property;

(i)              Liens securing Capital Lease Obligations permitted under Section 5.5(d), so long as such Liens solely attach to the Property leased thereunder;

(j)               any interest or title of a lessor or sublessor under any lease permitted by this Agreement and any precautionary uniform commercial code financing statements filed in connection therewith;

(k)              Liens in favor of collecting banks arising under Section 4-210 of the UCC; and

(l)               Liens in the form of written call options covered by publicly traded Equity Interests owned by Borrower.

5.2.            Disposition of Assets.

No Loan Party shall directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)              dispositions not otherwise permitted hereunder, including dispositions of used, worn out or surplus equipment, which are made for fair market value; provided that (i) at the time of such disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate sales price from such disposition shall be paid in cash, and (iii) the aggregate fair market value of all assets so sold by Loan Parties and their Subsidiaries shall not exceed $100,000 in any fiscal year, and (iv) after giving effect to such disposition, Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Article VI; and

(b)             transfers by Subsidiaries of Borrower to Domestic Loan Parties and transfers between Domestic Loan Parties;

(c)              dispositions and other transfers permitted under Section 5.3;

(d)             Investments permitted under Section 5.4;

(e)             Portfolio Dispositions associated with a change of control of a Portfolio Company solely to the extent that such change of control is reasonably beyond Borrower’s control, provided that (i) Borrower shall provide Agent written notice thereof within 10 days after such Portfolio Disposition and (ii) either (A) Borrower was previously, in good faith, contractually obligated to make such Portfolio Disposition pursuant to the terms of the documents governing the Investment in such Portfolio Company and, if requested by Agent, Borrower shall provide written evidence thereof or (B) Borrower shall have provided to Agent written evidence that the sale price of such Investment shall not be less than 90 percent of (x) if such Portfolio Disposition is of publicly-traded Equity Securities, the Closing Price prior to such disposition or (y) if such Portfolio Disposition is of any other type of asset, the most recent fair market value reported to Agent;

(f)              Portfolio Dispositions associated with an Insolvency Proceeding relating to a Portfolio Company solely to the extent that the relevant Portfolio Company Investment is being exchanged for another type of Investment or otherwise being disposed of pursuant to a reorganization plan of such Portfolio Company provided that Borrower shall provide Agent written notice thereof within 10 days after such Portfolio Disposition;

(g)             any other Portfolio Disposition, provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Net Proceeds of such disposition are applied and/or held in accordance with the applicable provisions of Section 1.7(a), (iii) after giving effect to such disposition and any required prepayment pursuant to Section 1.7(a), Borrower’s Net Asset Value Coverage Ratio shall not be less than 4.00 to 1.0; and

(h)             the granting of Permitted Liens.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in the event that, despite the intentions of the Borrower, Agent, and each Lender, any portion of the Loans are determined to be “purpose credit” as defined in Regulation U, no Loan Party shall dispose of, substitute, or withdraw any Collateral unless and until (x) Agent has provided its prior written consent or (y) Agent and the Lenders have received an opinion of nationally-reputable counsel to the Borrower stating that such disposition, substitution, or withdrawal will not cause any Loan or any Lender to violate or be subject to lending restrictions or additional reporting obligations pursuant to Regulation U.

5.3.            Consolidations and Mergers.

No Loan Party shall merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, upon not less than five (5) Business Days prior written notice to Agent, any Subsidiary of Borrower may merge with, or dissolve or liquidate into, Borrower or a Wholly Owned Subsidiary of Borrower, so long as Borrower (in the event that Borrower is subject thereto) or a Wholly Owned Subsidiary (in the event that Borrower is not subject thereto, and, in the event that such transaction involves a Foreign Subsidiary and a Domestic Subsidiary, the Domestic Subsidiary must be the continuing or surviving entity) shall be the continuing or surviving entity.

5.4.            Loans and Investments.

No Loan Party shall (i) purchase or acquire, or make any commitment to purchase or acquire any capital stock, Equity Interest (including a participation in an Equity Interest made in connection with a loan or loan participation), or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (ii) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination, or (iii) make or commit to make any advance, loan (including a participation in a loan), extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of any Loan Party (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)              Investments in cash and Cash Equivalents;

(b)             extensions of credit by any Loan Party to any of its Wholly Owned Subsidiaries (but not to any of its Foreign Subsidiaries); provided, the obligations of each obligor shall be evidenced by an Intercompany Note substantially in the form of Exhibit 5.4, which Intercompany Note shall be pledged to Agent, for the benefit of Agent and Lenders, and have such other terms as Agent may reasonably require;

(c)              loans and advances to officers, directors and employees in the Ordinary Course of Business not to exceed $100,000 in the aggregate at any time outstanding;

(d)             Investments in Portfolio Companies; provided that such Investments are permitted under the Investment Company Act and such Loan Party’s Investment Policy;

(e)              Investments in SBICs or other Specified Fund Entities not made with proceeds of a Loan provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving effect to such Investment, Borrower’s Net Asset Value Coverage Ratio shall not be less than 4.00 to 1.0, (iii) such Investment is permitted under the Investment Company Act and Borrower’s Investment Policy; and (iv) the investment decisions of such entities are controlled by a Loan Party;

(f)              Contingent Obligations permitted by Section 5.8;

(g)             Investments in other Domestic Loan Parties; and

(h)             Investments not otherwise described above, not to exceed $100,000 in the aggregate outstanding at any time.

5.5.            Limitation on Indebtedness.

No Loan Party shall create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)              Indebtedness incurred pursuant to this Agreement;

(b)             Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 5.8;

(c)              Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including extensions and refinancings thereof which do not increase the principal amount of such Indebtedness as of the date of such extension or refinancing or change the terms of such Indebtedness in a manner that is materially adverse to any Loan Party, Agent or any Lender;

(d)             Indebtedness not to exceed $100,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or Indebtedness secured by Liens permitted by Section 5.1(h); and

(e)              unsecured intercompany Indebtedness permitted pursuant to Section 5.4(b).

5.6.            Transactions with Affiliates.

No Loan Party shall enter into any transaction with any Affiliate of any Loan Party, except:

(a)              as expressly permitted by this Agreement; or

(b)             in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Loan Party or Subsidiary; provided that in the case of this clause (b), such transaction shall be undertaken upon fair and reasonable terms no less favorable in any material respect to such Loan Party or Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of any Loan Party and which are disclosed in writing to Agent;

(c)              transactions between Domestic Loan Parties; or

(d)             payment of reasonable compensation to officers, managers, and employees for actual services rendered to Borrower and its Subsidiaries in the Ordinary Course of Business.

5.7.            Use of Proceeds.

No Loan Party shall use any portion of the proceeds of the Loans, (a) in any manner that would result in any Loan being a “purpose credit” as defined in 12 C.F.R. Section 221.2 or to make Investments in Margin Stock or property that is expected to become Margin Stock as evidenced by the Portfolio Company in which such Investment is made taking definitive steps toward listing of its securities for public trading such as drafting or filing of a registration statement with the Securities and Exchange Commission, (b) for any purpose other than to fund Investments in or to Portfolio Companies of Borrower permitted by this Agreement, or (c) or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.8.            Contingent Obligations.

No Loan Party shall create, incur, assume, or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)              endorsements for collection or deposit in the Ordinary Course of Business;

(b)             Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation with Agent’s prior written consent, such consent not to be unreasonably withheld;

(c)              Contingent Obligations of Borrower and its Subsidiaries existing as of the Closing Date and listed in Schedule 5.8, including extensions and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

(d)             Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(e)              Contingent Obligations arising under indemnity agreements with title insurers in respect of title insurance policies to be issued to Agent;

(f)              capital commitments to make equity investments in or loans to Portfolio Companies or capital commitments to make equity investments or loans made in connection with the acquisition of a Portfolio Company, in each case, made in the Ordinary Course of Business and at the time of making such capital commitment, the equity investment or loan would have otherwise been a permitted Investment under this Agreement;

(g)             capital commitments to make equity investments in or loans to Specified Fund Entities or SBICs which funding is at the sole and absolute discretion of each obligated Loan Party; provided that no portion of such capital commitments shall be satisfied with proceeds of the Loans and at the time of making such capital commitment, such Investment is permitted under the Investment Company Act and Borrower’s Investment Policy, and the investment decisions of such entities are controlled by a Loan Party; and

(h)             Contingent Obligations in respect of Indebtedness permitted under Section 5.5.

5.9.            Compliance with ERISA.

No Loan Party shall:

(a)              terminate any Plan subject to Title IV of ERISA so as to result in any material liability to any Loan Party;

(b)             permit to exist any ERISA Event or any other event or condition which could reasonably be expected to have a Material Adverse Effect;

(c)              make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to any Loan Party;

(d)             enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could reasonably be expected to have a Material Adverse Effect; or

(e)              permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

5.10.          Restricted Payments.

No Loan Party shall (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other Equity Interests, (ii) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other Equity Interests or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness subordinated to the Obligations (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that (x) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments in respect of its Equity Interests to the extent required and necessary to (1) reduce or eliminate for such taxable year or for the previous taxable year, its investment company taxable income (within the meaning of section 852(b)(2) of the Code), and reduce or eliminate the tax imposed by section 852(b)(3) of the Code, and (2) avoid federal excise taxes for such taxable year imposed by section 4982 of the Code, (y) Borrower and any Subsidiary of Borrower may make Restricted Payments to pay (1) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence and (2) U.S., federal, state and local income taxes to the extent such taxes are attributable to the Borrower or its Subsidiaries, and (z) any Subsidiary of Borrower may declare and pay dividends and distributions to Borrower or any other Subsidiary (other than (1) to any Foreign Subsidiary if the maker thereof is a Domestic Subsidiary and (2) to any other Subsidiary that is not a Loan Party if the maker thereof is a Loan Party).

5.11.          Change in Business.

No Loan Party shall engage in any material line of business substantially different from those lines of business carried on by the Loan Parties on the Closing Date (except activities otherwise permitted under this Agreement in connection with the formation and operation of any Specified Fund Entity or SBIC that have substantially similar to or a subset of the Investment Policy of the Borrower) or engage in any business in a manner that would violate in any material respect the applicable Investment Policy, the Investment Company Act, or any Requirement of Law applicable to Borrower as a BDC.

5.12.          Change in Structure.

Except as expressly permitted under Section 5.3, no Loan Party shall amend any of its Organization Documents in any respect that is materially adverse to Agent or Lenders.

5.13.          Accounting Changes.

No Loan Party shall make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the fiscal year of any such Person.

5.14.          No Negative Pledges.

No Loan Party shall, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on any Subsidiary’s Equity Interests or to pay fees, including management fees, or make other payments and distributions to Borrower or any of its Subsidiaries. No Loan Party shall, directly or indirectly, to enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets acquired with the proceeds of the Loans in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to Section 5.1(h) or (i); provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens.

5.15.          OFAC.

No Loan Party shall (a) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (c) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

5.16.          No Investments in Portfolio Companies of ORIX; No Employment Solicitation.

(a)              Notwithstanding anything to the contrary in this Agreement, no Loan Party shall knowingly make any initial Investment in or to any active portfolio companies of ORIX or its Affiliates (“ORIX Portfolio Companies”) or knowingly solicit any ORIX Portfolio Company for proposed financing from Borrower, in each case, without the prior written consent of ORIX.

(b)             Borrower agrees that, for the period from the date hereof until the first anniversary of the Maturity Date, no Loan Party will knowingly hire or solicit for employment any employee of ORIX or its Affiliates without ORIX’s prior written consent; provided, however, that this provision shall not prohibit the solicitation and employment by a Loan Party of any such employee (i) as the result of any general solicitation for employment, including through the use of search firms, not specifically directed at employees of ORIX or its Affiliates or (ii) whose employment by ORIX or its Affiliates has ended prior to commencement of employment discussions between such Loan Party and such employee.

5.17.          Investment and Valuation Policy.

Borrower shall not make any material change in its Investment Policy or Valuation Policy without the prior written consent of the Required Lenders (other than any change required pursuant to GAAP or a Requirement of Law).

ARTICLE VI

FINANCIAL COVENANTS

Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

6.1.            Unrestricted Cash.

At any time any Funded Debt is outstanding, Borrower shall not permit either (a) the unrestricted cash and Cash Equivalents of Borrower to be less than $2,500,000 or (b) any combination of unrestricted cash, Cash Equivalents, and publicly-traded Equity Interests owned by Borrower to be less than $5,000,000, provided, however, that the value of any Equity Interests included in the calculation of the amount of clause (b) shall not exceed 20% of the Average Market Value of such Equity Interest. Compliance with this Section shall be calculated net of all unfunded Investment commitments in existence as of any calculation date whose funding is not at the sole and absolute discretion of a Loan Party.

6.2.            Net Asset Value Coverage Ratio. At any time any Funded Debt is outstanding, Borrower shall not permit the Net Asset Value Coverage Ratio for any fiscal quarter as of the last day of each such fiscal quarter to be less than 4.00 to 1.00; provided, however, an Event of Default shall not arise solely from violation of this Section 6.2 for any fiscal quarter if, within five (5) Business Days after the due date for the delivery of the Compliance Certificate for such quarter, Borrower makes a permanent prepayment of the principal amount of the Loans in an amount equal to or greater than the amount necessary to cause the Net Asset Value Coverage Ratio to be not less than 4.00 to 1.00 for such fiscal quarter. For the avoidance of doubt, no Borrowings may be made during such five-Business Day period pending such prepayment.

ARTICLE VII

EVENTS OF DEFAULT

7.1.            Event of Default.

Any of the following shall constitute an “Event of Default”:

(a)              Non-Payment. Any Loan Party fails to pay, (i) when and as required to be paid herein, any amount of principal on any Loan, including after maturity of the Loans, whether by acceleration or otherwise, or (ii) within five (5) days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

(b)             Representation or Warranty. Any representation, warranty or certification by or on behalf of any Loan Party made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any Loan Party or its Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect or shall have omitted any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, on or as of the date made or deemed made; or

(c)              Specific Defaults. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 4.1, 4.2(b), 4.2(c), 4.2(g), 4.3(a), 4.6, 4.9, 4.14 Article V, or Article VI hereof; or

(d)             Other Defaults. Any Loan Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which any Responsible Officer of any Loan Party becomes aware of such default and (ii) the date upon which written notice thereof is given to Borrower by Agent; or

(e)              Cross-Default. Any Loan Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation in respect of Indebtedness, letters of credit or Rate Contracts having an aggregate outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure, or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than the Obligations) in respect of Indebtedness, letters of credit or Rate Contracts having an aggregate outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000, if the effect of such failure, event or condition is to cause, or to permit (with regard to any “Standstill” provisions with respect thereto) the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or voluntary transfer of the property or assets securing such Indebtedness to the extent such Indebtedness is satisfied in conjunction with such sale or transfer; or

(f)              Insolvency; Voluntary Proceedings. Any Loan Party (i) ceases or fails to be Solvent, (ii) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (iii) voluntarily ceases to conduct its business in the ordinary course except as expressly permitted by Section 5.2 or Section 5.3 hereof; (iv) commences any Insolvency Proceeding with respect to itself; or (v) takes any action to effectuate or authorize any of the foregoing; or

(g)             Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Loan Party’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Loan Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)              ERISA. (i) Any member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under a Multiemployer Plan; (ii) any member of the Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) an ERISA Event shall occur; (iv) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (v) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction; (vi) a violation of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code shall occur; (vii) any member of the Controlled Group is assessed a tax under Section 4980B of the Code or incurs a liability under Section 601 et seq. of ERISA; and, the occurrence of any such event listed in clauses (i) through (vii), or the occurrence of any combination of events listed in clauses (i) through (vii) results in, or could reasonably be expected to result in, (x) a Material Adverse Effect or (y) liability to any Loan Party in an amount in excess of $500,000; or

(i)               Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any Loan Party involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $500,000 or more, and the same shall remain, for a period of thirty (30) days after the entry thereof, unsatisfied, unvacated, and unstayed, discharged or bonded pending appeal, or liability for such judgment amount shall not have been admitted by an insurer of reputable standing reasonably acceptable to the Required Lenders; or

(j)               Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any Loan Party which does or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k)             Collateral. Any material provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party thereto, or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason (other than an action of Agent or the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens and such default shall continue unremedied for a period of ten (10) consecutive Business Days after the earlier to occur of (i) the date upon which any Responsible Officer of any Loan Party becomes aware of such default and (ii) the date upon which written notice thereof is given to Borrower by Agent; or

(l)               Ownership; Publicly-Traded Company Status. (i) Borrower ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding voting Equity Interests of each of its Subsidiaries owned by it on the Closing Date or, to the extent acquired after the Closing Date, on the date of such acquisition, in each instance in clause (i), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of Borrower or Permitted Liens, or (ii) Borrower’s Equity Interests cease to be traded on a major United States stock exchange; or

(m)             Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Loan Party for a period which may be reasonably expected to have a Material Adverse Effect; or any Loan Party shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Loan Party which is necessary to the continued or lawful operation of any material portion of its business, except for any such loss or revocation that does not have a Material Adverse Effect; or any Loan Party shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Loan Party leases or occupies any premises on which any Collateral is located shall be cancelled or terminated prior to the expiration of its stated terms and such cancellation or termination has a Material Adverse Effect; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be materially impaired through condemnation; or

(n)             Invalidity of Subordination Provisions. The subordination provisions of any agreement or instrument governing any Indebtedness subordinated to the Obligations shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations for any reason shall not have the priority contemplated by this Agreement or such subordination provisions; or

(o)             Activities of Borrower. Borrower without the consent of the Required Lenders, (A) fails to comply with the Valuation Policy in any material respect adverse to the Lenders, or (B) fails to comply with its Investment Policy if the same could reasonably be expected to result in a Material Adverse Effect, and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of notice thereof by the Agent to Borrower or knowledge thereof by a Responsible Officer.

7.2.            Remedies.

Upon the occurrence and during the continuance of any Event of Default:

(a)              Agent may, and at the request of the Required Lenders shall:

(i)              declare all or any portion of the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall forthwith be terminated;

(ii)             declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(iii)             exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; and

(b)             Borrower shall not be permitted to make Investments in any new Portfolio Company.

provided, however, upon the occurrence of any event specified in Section 7.1(f) or 7.1(g) above (in the case of clause (i) of Section 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Lender.

7.3.            Rights Not Exclusive.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document, or agreement now existing or hereafter arising.

ARTICLE VIII

AGENCY

8.1.            Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Agent to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

8.2.            Rights as a Lender.

The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

8.3.            Exculpatory Provisions.

Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a)             shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)             shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)              shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.2 and 9.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until Agent receives from Borrower or a Lender a written default notice expressly indicating that a Default or Event of Default has occurred and is continuing and expressly describing such Default or Event of Default.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article II or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

8.4.            Reliance by Agent.

Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5.            Delegation of Duties.

Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

8.6.            Resignation of Agent.

Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor (provided that unless an Event of Default has occurred and is continuing, such successor shall be reasonably acceptable to Borrower), which shall be an existing Lender at such time or a Person having capital and surplus of at least $100,000,000. If no such successor shall have been so appointed by the Required Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (provided that unless an Event of Default has occurred and is continuing, such successor shall be reasonably acceptable to Borrower); provided that if Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders, appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.4 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

8.7.            Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

8.8.            Intentionally omitted.

8.9.            Agent May File Proofs of Claim.

In case of the pendency of any case, proceeding or other action of a nature or type referred to in Section 7.1(f) or (g) or any other similar judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel) and all other amounts due the Lenders and Agent under Sections 1.9 and 9.4 allowed in such judicial proceeding; and

(ii)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator, or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, if Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 1.9 and 9.4.

Nothing herein contained shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Agent to vote in respect of the claim of any Lender or in any such proceeding.

8.10.          Collateral and Guarantee Matters.

The Lenders irrevocably authorize Agent, at its option and in its discretion and without further consent of the Lenders:

(a)              to release any Lien on any Property granted to or held by Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations and Rate Contracts), (ii) that is sold or to be sold or disposed of as part of or in connection with any Disposition expressly permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 9.1; it being understood, that a release described in clause (ii) shall be automatic upon such Disposition;

(b)             to release any Guarantor from its guarantee if such Person ceases to be a Subsidiary as a result of a transaction expressly permitted hereunder or under any other Loan Document; it being understood, that a release described in this clause (b) shall be automatic; and

(c)              to subordinate any Lien on any Property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.1(h).

Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its guarantee pursuant to this Section 8.10. In each case as specified in this Section 8.10, Agent will, at Borrower’s expense, execute and deliver to Borrower such documents as Borrower may reasonably request to evidence the release of such item of Collateral from the Liens granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its guarantee, in each case in accordance with the terms of the Loan Documents and this Section 8.10.

8.11.          Actions by Individual Lenders.

Anything in this Agreement or any Loan Document to the contrary notwithstanding, the parties hereto agree that any action to protect or enforce the rights of Agent or any Lender under this Agreement and the other Loan Documents with respect to the Loan Parties shall be taken by Agent and not by individual Lenders.

ARTICLE IX

MISCELLANEOUS

9.1.            Amendments and Waivers.

(a)              Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and Borrower and each applicable Loan Party may, or, with the written consent of the Required Lenders, Agent and Borrower and each applicable Loan Party may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents or (b) waive, on such terms and conditions as the Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification or waiver shall:

(i)               forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of the Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Term Loan Commitment (or reinstate any Lender’s Term Loan Commitment terminated pursuant to Section 7.2(a)), in each case without the written consent of each Lender directly affected thereby;

(ii)              eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender;

(iii)             reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral in any transaction or series of related transactions or release all or substantially all of the Guarantors from their obligations hereunder or under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders;

(iv)            reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders;

(v)             amend, modify or waive any provision of Article VIII or affect the rights or duties of Agent under this Agreement, without the written consent of Agent; or

(vi)            amend, modify or waive Section 9.6(h) without the consent of each Granting Lender all or part of whose Loans are being funded by an SPC at the time of such amendment, modification or waiver.

In the case of any waiver, Borrower, Guarantors, the Lenders and Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or

Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary contained in herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver, or consent hereunder, except that any Commitment of such Lender may not be increased or decreased without its consent.

(b)             Notwithstanding anything to the contrary set forth in Section 9.1(a), Required Lenders may, in their sole discretion, without the consent of any other Person, upon prior written notice to Borrower, declare that any or all Margin Stock owned by any Loan Party is Excluded Property and/or waive any Loan Party’s obligation to comply with one or more of the provisions in this Agreement or any other Loan Document pertaining to any such Margin Stock.

9.2.            Notices; Electronic Communication.

(a)              Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i)               if to Borrower, its Address for Notices on its signature page hereof;

(ii)               if to Agent or to ORIX Corporate Capital Inc., its Address for Notices on its signature page hereof; and

(iii)             if to a Lender (other than ORIX Corporate Capital Inc.), to it at its address (or facsimile number or e-mail address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b)             Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article I if such Lender has notified Agent that it is incapable of receiving notices under such Article by electronic communication. Agent and Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)              Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

9.3.            No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between Loan Parties and their Affiliates and Agent or any Lender shall be effective to amend, modify, or discharge any provision of this Agreement or any of the other Loan Documents.

9.4.            Expenses; Indemnity; Damage Waiver.

(a)              Borrower shall pay (i) all reasonable documented out-of-pocket expenses incurred by Agent and its Affiliates (including Attorney Costs for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by Agent and each Lender (including Attorney Costs and the fees, charges and disbursements of consultants and other professionals), in connection with any default or the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that (x) in the case of clause (ii), Borrower shall not be responsible for Attorney Costs incurred by Persons other than Agent and its Affiliates and (y) Borrower’s obligation to reimburse Agent for out-of-pocket expenses incurred by Agent in the review of Organizational Documents, due diligence, other documents, and information relating to a Portfolio Company shall be limited to $5,000 for the initial assessment and $2,000 per Investment for future investments in such Portfolio Company on an individual basis, provided further that the foregoing limitations shall not apply if Agent, in its Permitted Discretion and in consultation with Borrower, determines that such Investment warrants additional diligence in order for it to be included as an Unrestricted Asset.

(b)             Borrower shall indemnify Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties, actions, judgments, suits, costs, expenses, and disbursements (including Attorney Costs for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any Loan Party, or any Environmental Liability related in any way to any Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, AND INCLUDING WITHOUT LIMITATION WITH RESPECT TO ANY ACTION OR INACTION ARISING FROM ANY INDEMNITEE’S NEGLIGENCE OR STRICT LIABILITY, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties, actions, judgments, suits, costs, expenses or disbursements (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party for such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the foregoing, and to the extent permitted by applicable law, Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.

(c)              To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this section to be paid by it to Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability, penalty, action, judgment, suit, cost, expense, or judgment, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent).

(d)             To the fullest extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)              All amounts due under this Section 9.4 shall be payable on written demand therefor. The agreements in this Section 9.4 shall survive repayment of the Loans and payment of all other amounts payable hereunder.

9.5.            Marshaling; Payments Set Aside.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower or any other Person makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then:

(a)              to the extent of such recovery the Obligations or the part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred; and

(b)             each Lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent.

9.6.            Successors and Assigns; Participations and Assignments.

(a)             Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section, or (iv) to an SPC (as defined in paragraph (h) below) in accordance with the provisions of paragraph (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)             Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s), and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)               Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and the Loans at the time owing to it under the Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)             in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)              Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)             Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)            the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)             the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment if such assignment is to a Person that is not a Lender with a Term Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)             the consent of Borrower and Agent (each such consent not to be unreasonably withheld or delayed) shall be required for assignments to any Defaulting Lender or any Affiliate thereof.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Agent may, in its sole discretion, waive such processing and recordation fee in the case of an assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire;

(v)              No Assignment to any Loan Party/Affiliates. No such assignment shall be made to any Loan Party or any Affiliate of any Loan Party;

(vi)             No Assignment to Natural Persons. No such assignment shall be made to a natural person; and

(vii)           Limitation. No such assignment shall be permitted without the prior written consent of Agent until Agent shall have notified the Lenders that syndication of the Commitments has been completed.

Subject to acceptance and recording thereof by Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.4, 10.1, and 10.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)             Register. Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its office in Dallas, Texas, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent, and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)             Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than to (x) a natural person or (y) any Loan Party or any Affiliate of any Loan Party (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent and

Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of Section 9.1 that directly affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Section 10.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 9.8(a) as though it were a Lender. In the event that a Lender sells a participation (or grants an option to a SPC (as defined below) to make all or part of a Loan that such Lender would otherwise be required to make hereunder and which has resulted in the exercise of such option by the SPC and the making of all or part of the Loan), the Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) in the United States a register (the “Participant Register”) on which it enters the name and addresses of all participants in the Obligations held by it (and SPCs making the Loan) and the rights of such participants (and SPCs) in the Obligations (including principal amount and interest thereon that is subject to such participations). No Lender shall have an obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or any Obligation), except as otherwise required by applicable law and to Borrower at its reasonable request and then, solely to the extent that such disclosure is required to establish that such participation, Loan or Obligation is in registered form under Section 5f.103-1(c) and 1.871-14(c) of the Treasury Regulations. Any participation or transfer thereof may be effected only by the registration of such participation on the Participant Register.

(e)             Tax Matters; Limitations Upon Participant Rights. No Lender shall be permitted to enter into any assignment or participation with any Assignee or Participant who is not a United States Person unless such Assignee or Participant represents and warrants to such Lender (for its benefit and the benefit of Borrower) that, as at the date of such assignment or participation, it is entitled to receive interest payments without withholding or deduction of any taxes and such Assignee or Participant executes and delivers to such Lender on or before the date of execution and delivery of documentation of such participation or assignment, a United States Internal Revenue Service Form W8BEN or W8ECI, or any successor to either of such forms, as appropriate, properly completed and claiming complete exemption from withholding and deduction of all US federal income taxes. A “United States Person” means any citizen, national or resident of the United States, any corporation or other entity created or organized in or under the laws of the United States or any political subdivision hereof or any estate or trust, in each case that is not subject to withholding of US federal income taxes or other taxes on payment of interest, principal of fees hereunder. A Participant shall not be entitled to receive any greater payment under Sections 10.1 and 10.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f)              Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)             Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)             Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Agent and Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to Agent as is required by Section 1.10. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 10.1 and 10.2 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. The making of a Loan by an SPC hereunder shall constitute utilization of the appropriate Commitment of the Granting Lender to the same extent, and as if, such Loan was made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, Borrower and Agent and without payment of a processing fee therefor, assign all or any portion of its interest in any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This paragraph (h) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loans are being funded by the SPC at the time of such amendment.

(i)               Notes. Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (b) above.

9.7.            Confidentiality.

Each of Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower; provided, that if Agent or any Lender is so requested or required to disclose any Information (including, by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) pursuant to clause(b) or (c) above, to the extent permitted by applicable law, Agent or such Lender, as applicable will promptly notify Borrower of such request so that Borrower may seek an appropriate protective order.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries or Portfolio Companies relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.8.            Adjustments; Set-Off.

(a)              Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or Lenders under the Facility, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)               if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)              the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to, Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(b)             Subject to Section 8.11, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, to the extent then due and payable, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify such Loan Party and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

9.9.            Notification of Addresses, Lending Offices, Etc.

Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder, and of such other administrative information as Agent shall reasonably request.

9.10.          Counterparts; Integration; Effectiveness; Electronic Execution.

(a)              This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 2.1, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)             The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.11.          Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12.          Captions.

The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.13.           Independence of Provisions.

The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.14.           Interpretation.

This Agreement is the result of negotiations among and has been reviewed by counsel to Agent, Borrower and the other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the

Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements.

9.15.           No Third Parties Benefited.

This Agreement is made and entered into for the sole protection and legal benefit of Borrower, the Lenders and Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.16.           Governing Law; Jurisdiction; Etc.

(a)              This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to the principles of conflicts of laws thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(b)              Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party or its properties in the courts of any jurisdiction.

(c)              Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)             Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

9.17.          WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.18.          ENTIRE AGREEMENT; RELEASE.

THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG BORROWER, THE LENDERS AND AGENT, AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, EXCEPT FOR THE FEE LETTER REFERENCED IN SUBSECTION 1.9(A), ANY PRIOR ARRANGEMENTS MADE WITH RESPECT TO THE PAYMENT BY BORROWER OF (OR ANY INDEMNIFICATION FOR) ANY FEES, COSTS, OR EXPENSES PAYABLE TO OR INCURRED (OR TO BE INCURRED) BY OR ON BEHALF OF AGENT OR THE LENDERS. THERE ARE NO UNWRITTEN AGREEMENTS AMONG THE PARTIES. Borrower has relied exclusively on the terms and provisions contained in this Agreement and the other Loan Documents in its execution and delivery hereof and thereof and entering into the transactions which are the subject hereof and thereof. Execution of this Agreement by Borrower constitutes a full, complete, and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Agent nor any Lender shall be liable to Borrower or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

9.19.           Press Releases and Related Matters.

Borrower hereto consents to the publication by Agent of customary advertising material relating to the transactions contemplated by this Agreement and the Loan Documents using such party’s name, product photographs, logo, or trademark.

9.20.          USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party in accordance with the Act.

9.21.           No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between such Loan Party and its Affiliates, on the one hand, and the Agent, on the other hand, and Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Agent is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for such Loan Party, any Subsidiary or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) the Agent has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of such Loan Party or any Subsidiary with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent has advised or is currently advising such Loan Party, any Subsidiary, or any of their respective Affiliates on other matters) and the Agent shall not have any obligation to such Loan Party, any Subsidiary or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party, the Subsidiaries and their respective Affiliates, and the Agent shall not have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document), and such Loan Party and each Subsidiary has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent with respect to any breach or alleged breach of agency or fiduciary duty.

ARTICLE X

TAXES AND YIELD PROTECTION

10.1.           Taxes.

(a)                Any and all payments by or on account of any obligation of each Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any taxes, unless such withholding is required by applicable law. If any Loan Party shall be required by applicable law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)             Without limiting the provisions of paragraph (a) above, and without duplication thereof, each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)             Without duplication of any payment made by any Loan Party pursuant to paragraphs (a) and (b) above, each Loan Party shall indemnify Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(d)             As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)              (i) Agent and any Lender, including any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Loan Party (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by such Loan Party or Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)              If a payment made to Agent or any Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if Agent or such Lender, as applicable, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Agent or such Lender, as applicable, shall deliver to the Withholding Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that Agent or such Lender, as applicable, has or has not complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(f)               If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid pursuant to paragraph (e) of this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out of pocket expenses (including any taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in paragraph (e) of this Section, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to paragraph (e) of this Section if such payment would place such indemnified party in a less favorable position (on a net after tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in paragraph (e) of this Section shall be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

(g)             The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

10.2.           Increased Costs.

(a)              If any Change in Law shall:

(i)               impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)             subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes covered by Section 10.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)             impose on any Lender any other non-tax condition, cost or expense affecting this Agreement made by such Lender or participation therein; and

the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, promptly following the request of such Lender, Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)             If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)              A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent demonstrable error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)             Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)              The obligations of Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

10.3.           Certificates of Lenders.

Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on Borrower in the absence of demonstrable error.

10.4.           Mitigation Obligations; Replacement of Lenders.

(a)             If any Lender requests compensation under Section 10.2, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 10.1 or 10.2, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)             If any Lender requests compensation under Section 10.2, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, or if any Lender is a Defaulting Lender hereunder, or other circumstance exists hereunder that gives Borrower the right to replace a Lender as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)               Borrower shall have paid to Agent the assignment fee specified in Section 9.6;

(ii)              such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 10.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)             in the case of any such assignment resulting from a claim for compensation under Section 10.2 or payments required to be made pursuant to Section 10.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)            such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE XI

DEFINITIONS

11.1.           Defined Terms.

The following terms are defined in the Sections or subsections referenced opposite such terms:

“Act”	9.20
“Agreement”	Preamble
“Borrower”	Preamble
“Commitment Reduction Fee”	1.8(d)
“Draw Fee”	1.8(b)
“Environmental Permits”	3.12(b)
“Event of Default”	7.1
“Excess”	1.3(d)
“Granting Lender”	9.6(h)
“Indemnitee”	9.4(b)
“Information”	9.7
“Investments”	5.4
“Lender” and “Lenders”	Preamble
“Loan” and “Loans”	1.1(a)
“Maximum Legal Rate”	1.3(d)
“Maturity Date”	1.9(a)
“ORIX Portfolio Company”	5.16(a)
“Participant”	9.6(d)
“Participant Register”	9.6(d)
“Permitted Liens”	5.1
“PIK Interest”	1.3(a)
“Register”	9.6(c)
“Restricted Payments”	5.10
“SPC”	9.6(h)
“Term Loan Commitment”	1.1(a)
“Unfunded Commitment Fee”	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of each Loan Party.

“Account Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Loan Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities account and/or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer, or beneficial owner of ten percent (10%) or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Loan Party. Notwithstanding anything to the contrary herein, for the purposes of the Loan Documents, (i) none of the Lenders, the Agent, nor any of their respective Affiliates shall be deemed to be an Affiliate of the Loan Parties by virtue of the transactions contemplated by the Loan Documents; (ii) no ORIX Portfolio Company other than a Loan Party shall be deemed an Affiliate of any Loan Party, and (iii) no Portfolio Company shall be deemed an Affiliate of any Loan Party.

“Agent” means ORIX in its capacity as agent for the Lenders hereunder, and any successor agent.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans or, if the Term Loan Commitments have been terminated, the amount of such Lender’s Loans then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $20,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of each party whose consent is required by Section 9.6), and accepted by Agent, in substantially the form of Exhibit 11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable fees, charges, and disbursements of any law firm or other external counsel.

“Average Market Value” means the volume weighted average of the Closing Price for the security in question for the twenty (20) trading days immediately preceding the date of determination. For the purposes of measuring Borrower’s compliance with the covenants in this Agreement, Borrower shall deliver to Agent reasonably detailed calculations of the Average Market Value based on data provided by Nasdaq or a substantially similar reputable national financial reporting service reasonably acceptable to Agent, provided that if, in the exercise of its Permitted Discretion, Agent is not satisfied with the calculation of the Average Market Value, then Agent shall calculate Average Market Value in accordance with the foregoing, which calculation shall be conclusive absent demonstrable error.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“BDC” means a “business development company” under the Investment Company Act.

“Borrowing” means a borrowing hereunder consisting of Loans made to the same Borrower on the same day by the Lenders pursuant to Article I.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York, New York are authorized or required by law to close.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Loan Party under any Capital Lease.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than twelve (12) months, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than three (3) months and (d) money market mutual funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following (i) any Person acquires the direct or indirect ownership of more than thirty-five percent (35%) of the issued and outstanding voting Equity Interests of the Borrower or (ii) fifty percent (50%) or more of the members of the Board of Directors (or other applicable governing body) of Borrower on any date shall not have been (x) members of the Board of Directors (or other applicable governing body) of Borrower on the date twelve (12) months prior to such date or (y) approved (by recommendation, nomination, election or otherwise) by Persons who constitute at least a majority of the members of the Board of Directors (or other applicable governing body) of Borrower as constituted on the date twelve (12) months prior to such date.

“Closing Date” means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by Agent and all Lenders.

“Closing Price” means:

(a) If the primary market for the security in question is a national securities exchange registered under the Exchange Act or any other market or quotation system in which last sale transactions are reported on a contemporaneous basis, then the last reported sales price, regular way, of such security for such day, or, if there has not been a sale on such trading day, then the highest closing or last bid quotation therefor on such trading day (excluding, in any case, any price that is not the result of bona fide arm’s length trading); or

(b) If the primary market for such security is not an exchange or quotation system in which last sale transactions are contemporaneously reported, then the highest closing or last bona fide bid or asked quotation by disinterested Persons in the over-the-counter market on such trading day as reported by the National Association of Securities Dealers through its Automated Quotation System or its successor or such other generally accepted source of publicly reported bid quotations as the Agent designates.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party or any other Person as debtor and their respective Subsidiaries and any other Person who has granted a Lien to Agent, in or upon which a Lien now or hereafter exists as security for any Obligations in favor of any Lender or Agent for the benefit of Agent and Lenders, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent.

“Collateral Documents” means, collectively, the Guarantee and Collateral Agreement, the Pledge Agreements, the Mortgages (if any), each Account Control Agreement and all other security agreements, patent and trademark assignments, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Loan Party or any other Person pledging or granting a lien on Collateral as security for any Obligations or pursuant to which any such Person guarantees the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent and the Lenders now or hereafter delivered to the

Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any Loan Party or any other Person pledging or granting a lien on Collateral as debtor in favor of any Lender or Agent for the benefit of Agent and the Lenders, as secured party.

“Commitment” means, for each Lender, its Term Loan Commitment.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Term Loan Commitment divided by the Aggregate Term Loan Commitment.

“Compliance Certificate” means a certificate of Borrower, in substantially the form of Exhibit 4.2(b) hereto.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means a Loan Party and all Persons (whether or not incorporated) under common control or treated as a single employer with a Loan Party pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless such Lender has cured such failure to the satisfaction of the Agent, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or unless such Lender has cured such failure to the satisfaction of the Agent, or (c) is the subject of an Insolvency Proceeding.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 5.2, and (b) the sale or transfer by any Loan Party of any Equity Interests issued by any Subsidiary of Borrower and held by such transferor Person.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Loan Party” means any Loan Party that is incorporated or otherwise formed under the laws of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by any Loan Party.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

“Environmental Liabilities” means all liabilities (including costs of remedial actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against a Person as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any release and resulting from the ownership, lease, sublease or other operation or occupation of property by such Person.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrant, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event for which notice has not been expressly waived by the Internal Revenue Service with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by any Loan Party or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which any Loan Party may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which any Loan Party or any member of the Controlled Group may be directly or indirectly liable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Deposit Accounts” means (i) Deposit Accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies with respect to current or former employees of any one or more of the Loan Parties and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts and payroll accounts and (iii) any Deposit Account the maximum daily balance of which does not exceed $25,000 individually, or in the aggregate, together with the maximum daily balance of all such other Deposit Accounts excluded pursuant to this definition at any time, $100,000.

“Excluded Property” shall have the meaning set forth in the Guarantee and Collateral Agreement and, in accordance with Section 9.1(b), any or all Margin Stock owned by any Loan Party may, from time to time, be “Excluded Property”.

“Excluded Taxes” means, with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is resident for tax purposes, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 10.8), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 10.1, except to the extent that such Foreign Lender (or its Assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 10.1, and (d) any withholding taxes imposed under FATCA.

“Facility” means the Term Loan Commitments and the Loans made thereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means that certain Fee Letter, dated as of the date hereof between Borrower and ORIX.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is a resident for tax purposes. For purposes of this definition, the United States of America, each State thereof, and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is incorporated or otherwise formed under the laws of a country other than those of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, for any period, all Indebtedness of the Loan Parties outstanding under the Facility.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means (i) each Person which executes the Guaranty and Collateral Agreement (other than Borrower), (ii) each Person which hereafter executes a joinder agreement in substantially the form of Annex I to the Guarantee and Collateral Agreement or (iii) each Person which hereafter executes a guarantee or other similar agreement in favor of Agent in respect of any of the Obligations.

“Guarantee and Collateral Agreement” means that certain Guarantee and Collateral Agreement, dated as of the date hereof, among Borrower, Guarantors and Agent.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (including, without limitation, “earn outs” and similar obligations, but excluding trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing products; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Contingent Obligations described in clause (i) of the definition thereof in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above. Notwithstanding the foregoing, in no event shall capital commitments of a Person in or to any Portfolio Company constitute “Indebtedness.”

“Indemnified Taxes” means (a) taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means the last Business Day of each March, June, September, and December (commencing with the last Business Day of September 2013) and the Maturity Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policy” means, (a) with respect to Borrower, the written Investment Policy of Borrower attached hereto as Annex II, as the same may be amended or modified from time to time in accordance with this Agreement, (b) with respect to any other Loan Party, such Person’s written Investment Policy, if applicable, as the same may be amended or modified from time to time in accordance with the Loan Documents, a copy of which shall be delivered to Agent and the Lenders, and (c) with respect to any other Person, such Person’s written Investment Policy, as the same may be amended or modified from time to time, a copy of which shall be delivered to Agent and the Lenders.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” opposite its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify Borrower and Agent.

“Liabilities” means, as of any date, the total liabilities (other than Funded Debt and other Indebtedness) of Borrower that would be reflected on a balance sheet of Borrower as “current liabilities” in accordance with GAAP.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Fee Letter, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Loan Party” means Borrower and each of its Subsidiaries that is a Guarantor.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Value Coverage Ratio” means, as of the date of measurement, the ratio of (a) the Average Market Value of Borrower’s outstanding Equity Interests as of such date to (b) Funded Debt as of such date.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, or financial condition of the Loan Parties taken as a whole; (b) a material impairment of the ability of any Loan Party to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Lenders under any of the Collateral Documents; provided that a Material Adverse Effect shall not result solely due to a decline in the Net Asset Value of the Borrower or a change in general market conditions or values of the Borrower’s Investments in or to any Portfolio Company.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real Property or any interest in real Property.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and to which Borrower or any member of the Controlled Group may have any liability.

“Net Asset Valuation Certificate” means a certificate of Borrower, in substantially the form of Exhibit 4.2(c) hereto.

“Net Asset Value” has the meaning set forth on Annex I.

“Net Asset Value Coverage Ratio” means the ratio of (a) Borrower’s Net Asset Value to (b) Funded Debt.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Portfolio Disposition, net of: (a) the direct costs relating to such Portfolio Disposition excluding amounts payable to any Loan Party or any Affiliate of any Loan Party, (b) sale, use or other transaction or income taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Lien on the asset which is the subject of such Portfolio Disposition.

“Note” means any Term Note and “Notes” means all such Notes.

“Notice of Borrowing” means a notice given by Borrower to Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(b) hereto.

“Obligations” means all Loans, all interest on the Loans (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy or the commencement of any Insolvency Proceeding relating to any Loan Party, whether or not a claim for post-petition interest is allowed in such proceeding) and all other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Loan Parties to any Lender, Agent, or any other Person required to be indemnified, that arises under any Loan Document or under any Rate Contract between Borrower and a Lender or an Affiliate thereof (or a Person who was a Lender at the time of execution and delivery thereof (or any Affiliate thereof)) required hereunder, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Ordinary Course of Business” means, in respect of any transaction involving any Loan Party, the ordinary course of such Person’s business, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, investor rights agreement, voting agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement, articles or certificate of formation, investor rights agreement, or voting agreement, and (d) for any other Person, such comparable governing documents, and in each case with respect to the foregoing clauses (a), (b), (c) and (d), along with all other applicable governing documents of the applicable Person.

“ORIX” means ORIX Corporate Capital Inc., a Delaware corporation.

“Other Taxes” means all present or future stamp, excise, property or documentary taxes or any other taxes, charges, withholdings or similar levies (including penalties, interest and additions to taxes and related costs and expenses) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document other than Excluded Taxes.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any other member of the Controlled Group sponsors or maintains or to which Borrower or any other member of the Controlled Group may have liability, but excluding any Multiemployer Plan.

“Pledge Agreements” means those certain Pledge Agreements dated as of the Closing Date pursuant to which Borrower pledges its Equity Interests in each of its Subsidiaries and Portfolio Companies to Agent, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

“Portfolio Companies” means the companies in which Borrower maintains Investments in compliance with this Agreement as shown on the balance sheet of Borrower. No Loan Party shall be a “Portfolio Company.”

“Portfolio Disposition” means a Disposition of an Investment in a Portfolio Company.

“Prior Indebtedness” means the Indebtedness and obligations specified on Schedule 11.1 hereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible, including Investments in any Portfolio Company.

“Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of

ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty (30) day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means, (a) at any time Lenders then having a majority of the sum of the aggregate unpaid principal amount of Loans then outstanding, or (b) at any time there are only two Lenders, each such percentage set forth above shall be increased to one hundred percent (100%); provided that for purposes of clause (b), a Lender and each of its Affiliates and Approved Funds that are also Lenders shall be treated as one (1) Lender; provided, further, that the Term Loan Commitments and Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer or the president of such Loan Party, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of such Loan Party, or any other officer having substantially the same authority and responsibility.

“SBIC” means a small business investment company.

“SEC” means the Securities and Exchange Commission and any successor federal agency having similar powers.

“Solvency Certificate” means a certificate of Borrower, in substantially the form of Exhibit 2.1(m) hereto.

“Solvent” means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Fund Entity” means a Person which is an investment fund or SBIC fund, or a general partner or managing member of any such investment fund or SBIC fund, that is principally engaged in making investments in a manner that is substantially similar to the Investment Policy (or a subset thereof) of the Borrower.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other Equity Interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof; provided that for the purposes of this Agreement, no Portfolio Company or Specified Fund Entity shall be a “Subsidiary” of any Loan Party or any Loan Party’s subsidiaries.

“Term Note” means a promissory note of Borrower payable a Lender, in substantially the form of Exhibit 11.1(c) hereto, evidencing the Indebtedness of Borrower to such Lender resulting from the Loan made to Borrower by such Lender.

“Termination Date” means the earlier to occur of: (a) the third anniversary of the Closing Date, (b) the date of the occurrence of a Tier 1 Key Man Event, provided that if such Tier 1 Key Man Event is deemed cured pursuant to the definition thereof, then the Termination Date shall be deemed to have not occurred; and (c) the date on which the Aggregate Term Loan Commitment shall terminate in accordance with the provisions of this Agreement.

“Tier 1 Key Man Event” means such time as either Douglas Jamison or Daniel Wolfe shall have failed to devote substantially all of his business time and attention to the Loan Parties; provided that if, within 60 days after the occurrence of any Tier 1 Key Man Event, Borrower hires a replacement for such individual satisfactory to Agent and Required Lenders in their sole discretion, then such Tier 1 Key Man Event shall be deemed cured.

“Tier 2 Key Man Event” means such time as both Douglas Jamison and Daniel Wolfe shall have failed to devote substantially all of their business time and attention to the Loan Parties; provided that if, within 60 days after the occurrence of any Tier 2 Key Man Event, Borrower hires replacements for such individuals satisfactory to Agent and Required Lenders in their sole discretion, then such Tier 2 Key Man Event shall be deemed cured.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded Pension Liabilities” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used by the Plan’s actuaries for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Valuation Policy” means the written valuation policy of Borrower dated as of November 1, 2012, in compliance with SEC reporting requirements, as the same may be amended or modified from time to time in accordance with this Agreement.

“Waterfall Event” means the occurrence of any of the following: (i) an Event of Default under Section 7.1(f) or 7.1(g); (ii)  the election by the Agent, or at the request of the Required Lenders, to terminate the Term Loan Commitment of any Lender or to declare all or any portion of the Obligations to be immediately due and payable, in each case, pursuant to Section 7.2, or (iii) an Event of Default under Section 7.1(a) as a result of the failure by Borrower to pay in full all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) on the Maturity Date.

“Wholly Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Equity Interests, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrower, or by one or more of the other Wholly Owned Subsidiaries of Borrower, or both.

“Withdrawal Liabilities” means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

“Withholding Agent” means any Loan Party and Agent.

11.2.        Other Interpretive Provisions.

(a)                Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)               The Agreement. The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, section, schedule, and exhibit references are to this Agreement unless otherwise specified. All references herein to schedules shall mean such schedules as updated from time to time by written notice from Borrower to Agent, other than Schedule 1.1, which shall be amended, supplemented, or modified in accordance with Section 9.1.

(c)                Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.”

(d)               Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)                Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions, thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)                Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting the statute or regulation.

11.3.        Accounting Principles.

(a)                Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b)               References herein to “fiscal year”, “fiscal quarter”, and “fiscal month” refer to such fiscal periods of Borrower.

(c)                If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then Borrower, Agent and the Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such change in GAAP as if such change had not been made, provided that, notwithstanding any other provision of this Agreement, the Required Lenders’ agreement to any amendment of such provisions shall be sufficient to bind all Lenders; and, provided further, until such time as the financial covenants and the related provisions of this Agreement have been amended in accordance with the terms of this Section 11.3(c), the calculations of financial covenants and the interpretation of any provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP. Notwithstanding any other provision contained herein, all financial statements delivered hereunder shall be prepared, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards 141r and Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value” or (ii) any change in GAAP that treats leases that would be classified as operating leases under GAAP as it exists on the Closing Date as capitalized leases.

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

BORROWER:

HARRIS & HARRIS GROUP, INC.

By: /s/ Daniel B. Wolfe
Name: Daniel B. Wolfe
Title: President

Address for notices for Borrower: 1450 Broadway, 24th Floor New York, NY 10018 Attn: Daniel Wolfe

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, Agent and the undersigned Lenders have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

ORIX CORPORATE CAPITAL INC., as Agent and as a Lender By: /s/ Christopher L. Smith Name: Christopher L. Smith Title: Senior Managing Director

Address for notices: 1717 Main Street, Suite 1100 Dallas, TX 75201 Attn: Portfolio Manager General Counsel Operations Manager Facsimile: (469) 385-1374

Address for payments and wire instructions:

[Signature Page to Credit Agreement]

Schedule 1.1

Term Loan Commitments

ORIX Corporate Capital Inc.	$20,000,000

Annex I

Net Asset Value Definitions

“Direct Portfolio Company Investment” means, an Investment in the form of (i) Equity Interests (including a participation in an Equity Interest made in connection with a loan or loan participation) in Portfolio Companies owned directly by Borrower or (ii) Indebtedness owed by a Portfolio Company to Borrower, including participations in loans to a Portfolio Company.

“Eligible Assets” means, at any time, without duplication, the sum of the reported fair market value of:

(I)	100% of the amount of:

(A)	cash,

(B)	Cash Equivalents,

(C)	Direct Portfolio Company Investments, and

(D)           accounts receivable arising from the sale of Direct Portfolio Company Investments which are outstanding less than thirty (30) days; provided the Borrower has provided Agent basic financial information related to the obligor of each such account receivable and the Agent has not raised a reasonable objection related to the obligor’s ability to pay such account receivable within the applicable thirty (30) day period, which are, in each case, (a) shown on the balance sheet of Borrower in accordance with GAAP and (b) Unrestricted Assets; provided, however, solely for the purpose of calculating Eligible Assets, the aggregate value of Investments and accounts receivable contemplated by (I)(D) above in any single Portfolio Company included in the calculation of the amount of this clause (I) shall not exceed 20% of the aggregate value of all Eligible Assets, plus

(II)           25% of Investments in Specified Fund Entities (but not SBICs) which are Unrestricted Assets that are not Portfolio Companies or Loan Parties, plus

(III)         25% of assets that would be eligible under clause (I) except that such assets are not Unrestricted Assets; provided, however, solely for the purpose of calculating Eligible Assets, the aggregate value of all assets included in the calculation of the amount of this clause (III) shall not exceed 20% of the aggregate value of clause (I), plus

(IV)         100% of milestone or earnout payments, purchase price adjustments, amounts held back in reserve for customary indemnity claims related to asset sales and the carrying value of fixed assets which are, in each case, (a) shown on the balance sheet of Borrower in accordance with GAAP and (b) Unrestricted Assets; provided, however, solely for the purpose of calculating Eligible Assets, the aggregate value of all assets included in the calculation of the combined amount of this clause (IV) and clause (V) below shall not exceed 5% of the aggregate value of all Eligible Assets represented by clause (I) and clause (III) combined; plus

(V)           25% of assets that would be eligible under clause (IV) except that such assets are not Unrestricted Assets; provided, however, solely for the purpose of calculating Eligible Assets, the aggregate value of all assets included in the calculation of the combined amount of this clause (V) and clause (IV) shall not exceed 5% of the aggregate value of all Eligible Assets represented by clause (I) and clause (III) combined.

For clarity, any Investments in Specified Fund Entities that incur Indebtedness secured by the assets of such Specified Fund Entities, for example, SBICs, are not considered Eligible Assets for the calculation of Net Asset Value.

“Net Asset Value” means (a) Borrower’s Eligible Assets calculated in a manner consistent with the Valuation Policy, minus (b) Borrower’s Liabilities shown on the balance sheet of Borrower in accordance with GAAP, provided that the value of the Liability for any written call option shall be the greater of:

(i)	the value of any such written call option as of the date of the calculation of Net Asset Value; or

(ii)	the difference between the (A) the Closing Price of any publicly-traded securities of Portfolio Companies covered by such written call option as of the date of the calculation of Net Asset Value and (B) the strike price of such call option.

“Unrestricted Assets” means assets of the Borrower with respect to which, in the opinion of Agent, in its Permitted Discretion:

(a)	are subject to a first priority, perfected security interest in favor of Agent,

(b)	except as may be required in connection with (i) laws affecting the offering and sale of such assets generally or (ii) the UCC, with respect to which no consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person which has not yet been obtained or made is required either:

(A)	for the pledge of such asset by Borrower to Agent pursuant to the Loan Documents or

(B)	for the exercise by Agent of the rights in respect of such assets provided for in, or the remedies in respect of the assets pursuant to, the Loan Documents; and

(c)	the Borrower has furnished to the Agent Organizational Documents, due diligence, other documents, and information relating to such assets evidencing that such asset is eligible under this definition and as the Agent may otherwise reasonably request, each in form and substance satisfactory to the Agent in its Permitted Discretion.

Notwithstanding the forgoing, if an Unrestricted Asset that is Margin Stock owned by any Loan Party is declared to be Excluded Property pursuant to Section 9.1(b), such Margin Stock shall continue to be treated as an Unrestricted Asset after such declaration.

Annex II

Investment Policy

Borrower generally makes venture capital investments in assets of science-enabled companies. Borrower defines venture capital investments as the money and resources made available to privately held and publicly traded small businesses that Borrower believes have exceptional growth potential. Borrower does not limit its investments to any particular industries or categories of investments enabled by science-related innovations.

The following is a summary description of the types of assets in which Borrower may invest.

Equity, Equity-Related Securities and Debt with Equity Features

Borrower may invest in equity, equity-related securities and debt with equity features. These securities include common stock or units, preferred stock or units, debt instruments convertible into common or preferred stock or units, limited partnership interests, other beneficial ownership interests and warrants, options or other rights to acquire or agreements to sell any of the foregoing.

Borrower may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in market conditions, currency exchange rates and market interest rates.

Borrower may also invest in publicly traded securities of whatever nature. These investments may be through open-market transactions or through private placements in publicly traded companies (“PIPEs”).

Debt Investments

Borrower may hold debt securities, including in privately held and thinly traded public companies, for income and as a reserve pending more speculative investments. Debt obligations may include U.S. government and agency securities, commercial paper, bankers’ acceptances, receivables or other asset-based financing, notes, bonds, debentures, or other debt obligations of any nature and repurchase agreements related to these securities. These obligations may have varying terms with respect to security or credit support, subordination, purchase price, interest payment and length of time to maturity from private, public or governmental issuers of any type located anywhere in the world. Borrower may invest in debt obligations of companies with operating histories that are unprofitable or marginally profitable, that have negative net worth or are involved in bankruptcy or reorganization proceedings, or that are start-up or development-stage small businesses. In addition, Borrower may participate in the acquisition or divestiture of companies or divisions of companies through issuance or receipt of debt obligations.

Foreign Securities

Borrower may make investments in securities of issuers whose principal operations are conducted outside the United States, and whose earnings and securities are stated in foreign currency.

Intellectual Property

Borrower’s form of investment may be:

•	funding research and development in the development of a technology;

•	obtaining licensing rights to intellectual property or patents;

•	acquiring intellectual property or patents; or

•	forming and funding companies or joint ventures to commercialize further intellectual property.

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